EXHIBIT 10.1
HEICO ELECTRONIC TECHNOLOGIES CORP.
3000 Taft Street, Hollywood, Florida,
United States of America

July 26, 2022
EGEE INTERNATIONAL 2 SA
20, boulevard Royal
2449 Luxembourg
Grand Duchy of Luxembourg
(as defined below, the "Beneficiaries’ Agent")
FARADAY MANAGEMENT 1
93, rue Oberkampf
75011 Paris
France
("FM1")
FARADAY MANAGEMENT 2
93, rue Oberkampf
75011 Paris
France
("FM2")
(together, the "Beneficiaries")
MR. PAUL MAISONNIER
11 rue Faustin Hélie
75016 Paris
France
Re:    Project Echo – Put Option Agreement
Dear Madam or Sir,
Reference is made to our recent discussions relating to the contemplated acquisition (the "Transaction") of all the issued interests in the share capital of Exxelia International, a company (société par actions simplifiée) organized under the laws of France, having its registered office at 93 rue Oberkampf, 75011 Paris, France, and registered with the Registry of Commerce and Companies of Paris under the number 804 575 975 (the "Company"), directly and, under certain circumstances, indirectly in part, through the acquisition of all (or substantially all) of the issued interests in the share capital of FM1 and FM2.
We ("we" or the "Purchaser") are pleased to enter into an irrevocable commitment to purchase from the Sellers the Transferred Securities in accordance with the terms and subject to the conditions set forth in a Securities Purchase Agreement in the form attached hereto as Annex I (which form results from our previous negotiations) (the "Securities Purchase Agreement"), which the Beneficiaries' Agent may, at its discretion and option, exercise in accordance with the procedures described below (the "Put Option") for an aggregate consideration determined in accordance with the terms of the Securities Purchase Agreement. Capitalized terms used in this letter agreement (this "Put Option Agreement") and not otherwise defined shall have the meanings ascribed thereto in the form of Securities Purchase Agreement attached hereto.
The parties acknowledge that the Put Option is irrevocable until the Put Option Expiry Time (as such term is defined below) and further acknowledge that the Put Option is a promesse unilatérale governed by article 1124 of the French Civil Code and does not constitute an offer (offre) governed by articles 1114 et seq. of the French Civil Code. The Purchaser acknowledges that the Beneficiaries are parties to this Put Option Agreement solely in order to accept the benefit of the Put Option as an option and of the other representations, warranties and covenants of the Purchaser hereunder and to be bound by the covenants set forth in Sections 3, 4, 6, 7, 8, 10 and 11. The Purchaser further acknowledges that nothing herein shall constitute in any manner whatsoever an undertaking by a Beneficiary or a Seller or any of their Affiliates to sell to the Purchaser or any of its Affiliates all or part of the Transferred Securities or to be bound by any obligation of any nature whatsoever in connection with the contemplated Transaction (other than those obligations set forth in this Put Option Agreement).
The Put Option is granted for the benefit of the Beneficiaries and shall benefit all the Sellers as soon as it will be exercised under the conditions provided for herein.
1.Execution of the Securities Purchase Agreement.
The Purchaser hereby irrevocably undertakes to execute and deliver the Securities Purchase Agreement concurrently with its execution and delivery by the Sellers on the date (the "Execution Date") and location (or, at the Beneficiaries’ Agent discretion, by way of electronic signature) set forth in a written request to such effect (an "Execution Notice") from the Beneficiaries’ Agent (on behalf of the Beneficiaries) provided that the proposed Execution Date set forth in the Execution Notice shall be a Business Day no less than two (2) Business Days and no more than ten (10) Business Days after the delivery of the Execution Notice.
Following delivery of an Execution Notice by the Beneficiaries’ Agent and execution of the Securities Purchase Agreement by all the Original Parties, the sale of the Transferred Securities will be deemed perfected and definitive subject only to the conditions precedent set forth in the Securities Purchase Agreement, and all terms of the Securities Purchase Agreement shall be deemed to apply to the parties thereto and the Purchaser shall be bound to purchase the Transferred Securities for the consideration and on the other terms and subject to the conditions precedent set forth in the Securities Purchase Agreement (notwithstanding any failure on the part of the Purchaser to execute and deliver the Securities Purchase Agreement).
This Put Option Agreement shall automatically terminate upon the execution and delivery of the Securities Purchase Agreement by the Sellers and the Purchaser, except that nothing herein shall relieve any party hereto from liability for any antecedent breach of this Put Option Agreement.
2.Exercise of Put Option.
The Put Option will enter into force on the date hereof and shall, unless this Put Option Agreement is terminated prior to such time in accordance with its terms, remain valid until the earlier of:
(a)11:59 p.m. (Paris time) on the seventh (7th) Business Day after the date on which the Information and Consultation Process (as defined below) is deemed to have been completed in accordance with Section 3 (Information and Consultation Process) below; and
(b)11:59 p.m. (Paris time) on 30 December, 2022,
(such earlier time being the "Put Option Expiry Time").
The Put Option can only be exercised by delivery of an Execution Notice by the Beneficiaries’ Agent once the Information and Consultation Process has been completed and the Loi Hamon Waivers have been obtained (or no longer required in accordance with applicable laws) and prior to the Put Option Expiry Time.
If the Beneficiaries’ Agent delivers an Execution Notice and the Purchaser does not execute the Securities Purchase Agreement at the date and location specified in the Execution Notice in accordance with Section 1 (Execution of the Securities Purchase Agreement) above, the Beneficiaries’ Agent (on behalf of the Beneficiaries) shall also be entitled to terminate this Put Option Agreement, without the need for a prior notice (mise en demeure préalable) and, as a consequence, the sale of the Transferred Securities, by delivering written notice to such effect to the Purchaser.
This Put Option Agreement shall automatically terminate on the Put Option Expiry Time if, prior to the Put Option Expiry Time, the Beneficiaries’ Agent does not exercise the Put Option in accordance with the terms hereof.

3.Information and Consultation Process.
The Purchaser acknowledges that, before the Sellers are in a position to take any decision to enter into any binding agreement with respect to the Transaction, the central social and economic committee (comité social et économique central) of Exxelia SAS (the "Central Social and Economic Committee") shall be informed and consulted on the contemplated Transaction according to articles L. 2316-1 et seq. of the French Labor Code (the "Information and Consultation Process").
Mr. Paul Maisonnier shall, and shall cause the management of Exxelia SAS to, initiate the Information and Consultation Process with reasonable promptness and no later than September 9, 2022, with a view to obtaining the opinion of the Central Social and Economic Committee as soon as reasonably possible after the date hereof and shall keep the Purchaser regularly informed of the evolution of the Information and Consultation Process. The Beneficiaries shall cooperate with Mr. Paul Maisonnier with a view to completing the Information and Consultation Process as soon as reasonably possible.
Mr. Paul Maisonnier further undertakes not to make any binding undertaking on our behalf or on behalf of any of the Acquired Companies during the Consultation Process without our prior written approval.
In addition, Mr. Paul Maisonnier shall seek the required waivers in relation to article L.23-10-1 and seq. of the French Commercial Code (the “Loi Hamon Waivers”).
The Purchaser agrees that it shall, and shall cause its Affiliates to:
(a)provide all presentations and other information reasonably required in connection with the Information and Consultation Process, including any document or information relating to the Purchaser’s group or its strategy with respect to the Acquired Companies, which Mr. Paul Maisonnier, the Beneficiaries’ Agent, the Central Social and Economic Committee, or any expert appointed by the Central Social and Economic Committee, may reasonably request (including, if so requested, a document setting forth the structure chart of the Purchaser, its Affiliates and its and their ultimate shareholders, their background and history, including past investments in the same industry, if any, and their plans for the Acquired Companies and any consequences which the contemplated Transaction may have on the business and/or the employees of the Acquired Companies (or the measures that will be taken in connection therewith), if any);
(b)procure that senior representatives of the Purchaser and its Affiliates attend meetings of the Central Social and Economic Committee and meet with the relevant employees, employee representatives and their experts where and when reasonably requested and upon five (5) Business Day prior notice; and
(c)more generally, provide all reasonable assistance and cooperation with a view to completing the Information and Consultation Process in a timely fashion.
For the purpose of this Put Option Agreement, the Information and Consultation Process shall be deemed to have been completed in relation to the contemplated Transaction on the date on which the Central Social and Economic Committee has issued a formal opinion (either positive, negative or neutral), or is deemed to have issued an opinion, with respect to the contemplated Transaction, it being understood that in the absence of a formal opinion by the Central Social and Economic Committee, such opinion will be deemed to have been issued on the date on which the Central Social and Economic Committee is deemed to have rendered an opinion in accordance with applicable collective agreements and Laws (and in particular pursuant to articles R. 2312-6 of the French Labor Code), in the Beneficiaries' Agent reasonable opinion.
Within two (2) Business Days following the completion of the Information and Consultation Process, Mr. Paul Maisonnier shall notify the Purchaser of such completion (and, as applicable, provide us with a copy of the relevant minutes of the meeting of the Central Social and Economic Committee).

4.Required Clearances.
The Purchaser shall initiate the process to obtain the Required Clearances as soon as possible as from the date hereof.
Such process shall be managed under the conditions set out in Article 3.2 (Responsibility for Satisfaction) of the Securities Purchase Agreement, as if such Article of the Securities Purchase Agreement had been set forth in full in this Put Option Agreement, mutatis mutandis, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.
In the event that all or part of the pre-filings, or, as the case may be, filings, referred to in Article 3.2 (Responsibility for Satisfaction) of the Securities Purchase Agreement are made prior to the execution and delivery of the Securities Purchase Agreement, Article 3.2 (Responsibility for Satisfaction) of the Securities Purchase Agreement shall be modified to reflect such fact.
5.Financing.
The Purchaser further makes the representations and warranties, and take the undertakings, set forth in Article 5.3 (Financing) of the Securities Purchase Agreement, as if such Article of the Securities Purchase Agreement had been set forth in full in this Put Option Agreement, mutatis mutandis, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers' Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries' Agent and the date of this Put Option Agreement.
6.Covenants.
During the period from the date hereof to the first to occur of (i) the Execution Date, and (ii) the Put Option Expiry Time, Mr. Paul Maisonnier and the Beneficiaries shall perform and comply with the obligations of the Sellers set forth in Articles 8.1 (Ordinary Course of Business), 8.2 (Access and Information) and 8.5 (Termination of the Company Shareholders’ Agreement) of the Securities Purchase Agreement as if such obligations had been set forth in full in this Put Option Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in such Articles to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, Mr. Paul Maisonnier and the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.
7.Exclusivity.
In consideration for our undertakings hereunder, during the period from the date hereof to the first to occur of (i) the Execution Date, and (ii) 31 March 2023 (the "Exclusivity Period"), each Beneficiary shall not, and shall procure that none of its Affiliates shall, directly or indirectly (including through their professional advisors or representatives):
(a)pursue, offer, solicit, initiate, follow-up or encourage, in any way whatsoever, any inquiries or proposals contemplating or relating to an acquisition of all or part of the equity interests in the Company or any other Acquired Company, the transfer, by any means, of all or substantially all of the assets of the Acquired Companies or any merger, spin-off, contribution, business combination, recapitalization, or similar transaction involving the Company or any other Acquired Company or any of their material assets or businesses, other than the transactions contemplated by this Put Option Agreement or as permitted by the Securities Purchase Agreement (any such inquiry or proposal being referred to as a "Transaction Proposal");
(b)initiate, engage in or pursue negotiations with any Person (or group of Persons) (other than the Purchaser or its Affiliates) relating to any Transaction Proposal;

(c)enter into any agreement or arrangement with any Person (or group of Persons) (other than the Purchaser or its Affiliates) relating to any Transaction Proposal; or
(d)make available any information relating to the Acquired Companies and/or their assets or businesses in connection with any Transaction Proposal.
8.Confidentiality.
The terms of this Put Option Agreement are confidential and subject to Article 8.4 (Public Announcements and Confidentiality) of the Securities Purchase Agreement as if such obligations had been set forth in full in this Put Option Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.
Notwithstanding the foregoing, the parties acknowledge and approve the disclosure of the existence of the Put Option to the Central Social and Economic Committee in the context of the Information and Consultation Process.
9.Representations of the Purchaser and the Beneficiaries.
The Purchaser hereby makes to the Beneficiaries the representations, warranties and acknowledgements of the Purchaser set forth in Article V (Representations and Warranties of the Purchaser) of the Securities Purchase Agreement as of the date hereof, and the Beneficiaries hereby make to the Purchaser the representations, warranties and acknowledgements of the Sellers set forth in Article IV (Representations and Warranties of the Sellers) of the Securities Purchase Agreement as of the date hereof, as if such representations, warranties and acknowledgements were incorporated in full in this Put Option Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.
10.Additional Beneficiaries. Beneficiaries’ Agent.
The Purchaser acknowledges and agrees that if Reynald Seznec executes the adherence instrument set forth in Annex II he shall become a Beneficiary for the purposes of this Put Option Agreement and shall benefit from the rights and be bound by the obligations of a Beneficiary under this Put Option Agreement. Any such adherence instrument shall, when executed, be delivered to the Purchaser and the Beneficiaries’ Agent.
Each of the Beneficiaries (including any additional Beneficiary which adheres to this Put Option Agreement in accordance with this Section 10) hereby appoints irrevocably and exclusively EGEE International 2 SA, and expressly authorizes it, in accordance with the provisions of article 1161 of the French Civil Code, to act in its name and on its own behalf and on behalf and in the name of all or part of the Beneficiaries, as its agent (mandataire) (the "Beneficiaries’ Agent") for the purposes of this Put Option Agreement. The parties hereto expressly acknowledge and accept that the Beneficiaries’ Agent shall notably be entitled to exercise the Put Option, to execute the Securities Purchase Agreement and to terminate this Put Option Agreement in the name and on behalf of the Beneficiaries in accordance with the terms hereof. Article 11.1 (Sellers’ Agent) of the Securities Purchase Agreement shall be incorporated in full in this Put Option Agreement, mutatis mutandis, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.
Any decision by the Beneficiaries’ Agent under this Put Option Agreement shall bind the Beneficiaries.

11.Miscellaneous.
The draft reliance letters issued by the firms having prepared the Due Diligence Reports have been provided to us just prior to executing this Put Option Agreement.
The Purchaser expressly acknowledges and agrees that the Beneficiaries may seek specific performance (exécution forcée en nature) in the event of a breach by the Purchaser of its obligations under this Put Option Agreement or the Securities Purchase Agreement in accordance with the provisions of article 1221 of the French Civil Code. The Purchaser further acknowledges and agrees that such specific performance would not result in or constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code and, to the extent necessary, consequently waives its right to invoke such manifest disproportion in connection with such specific performance.
The Purchaser acknowledges and agrees that in no event would the COVID-19, any Pandemic Measure and/or the Ukrainian Situation constitute events of force majeure within the meaning of article 1218 of French Civil Code.
The Purchaser acknowledges and agrees that, without prejudice to Section 2 (Exercise of Put Option) above, the Put Option is definitive and irrevocable and that it cannot be withdrawn in any circumstance (either prior to or after the sending of an Execution Notice). To the extent that it is necessary, the Purchaser hereby declares that it gives its final and irrevocable consent to the purchase of the Transferred Securities pursuant to the exercise of the Put Option and subject to the terms and conditions of the Securities Purchase Agreement. Consequently, the Purchaser may not withdraw (rétracter) the Put Option for any reason whatsoever before the Put Option Expiry Time, and hereby acknowledges and accepts that any such withdrawal (rétractation), or any other similar action or intervention before such time, shall be null and void and of no effect.
Each party expressly and irrevocably waives (i) any right it may have under article 1226 of the French Civil Code to terminate this Put Option Agreement, (ii) any right it may have under articles 1186 and 1187 of the French Civil Code to claim that this Put Option Agreement has lapsed as a result of any other contract contributing to the completion of the Transaction or the transactions contemplated hereby having terminated, lapsed or being ineffective for any reason whatsoever, (iii) any right it may have under article 1223 of the French Civil Code to accept a partial performance of this Put Option Agreement and claim a corresponding reduction of the Purchase Price, (iv) any right it may have under article 1195 of the French Civil Code and fully assume any risk which may arise from any of the unforeseeable circumstances referred to under such article (including as a result of the COVID-19, any Pandemic Measure and/or the Ukrainian Situation or any fluctuation or change in market conditions), and accordingly no termination, lapse or variation of this Put Option Agreement (or any agreement or document entered into in connection with this Put Option Agreement) shall be permitted on the grounds of such provisions of the French Civil Code, and (v) the provisions of article 1190 of the French Civil Code.
This Put Option Agreement (and any of the rights, interests or obligations hereunder) may not be assigned by either of the parties without the prior written consent of the other party, and may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto. Notwithstanding the foregoing, the Purchaser may, upon notice in writing to the Beneficiaries' Agent prior to the date on which the Execution Notice is delivered, assign the benefit of all or part of this Put Option Agreement to (and it may be enforced by) any of its wholly owned direct or indirect Affiliates incorporated in the European Union, to the extent that the Purchaser remains jointly and severally liable for the performance by such Affiliate of its obligations hereunder.
This Put Option Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Put Option Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Put Option Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
Articles 1.2 (Principles of Interpretation), 11.6 (Costs and Expenses) and 11.10 (Notices) of the Securities Purchase Agreement shall be incorporated in full in this Put Option Agreement,

mutatis mutandis, with effect on and as of the date hereof, and as if references in such Articles to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.
The obligations of the Beneficiaries under this Put Option Agreement are entered into on a several and not joint and several basis (conjointement mais non solidairement).
This Put Option Agreement (as well as any acceptance of the Put Option, any matters relating to the Put Option or to any such acceptance) shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof), and the Parties irrevocably submit to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) for the purposes of hearing and determining any disputes, controversies or claims arising out of or in connection with the existence, formation, validity, interpretation, performance or termination of this Put Option Agreement or any non-contractual rights or obligations arising out of or in connection therewith.
Upon termination of the Put Option Agreement in accordance with the terms hereof, the Beneficiaries and the Purchaser shall be released from their respective obligations hereunder (other than pursuant to (i) Section 7 (Exclusivity), unless the termination of this Put Option Agreement follows the failure by the Purchaser to execute the Securities Purchase Agreement in accordance with the provisions of Section 1 (Execution of the Securities Purchase Agreement), except that nothing herein shall relieve the Purchaser and the Beneficiaries from liability for any antecedent breach of this Put Option Agreement and provided that any such termination shall be without prejudice to all other rights and remedies available to the Beneficiaries, including the right to claim for damages.
Heico Corporation irrevocably and unconditionally guarantees to the Beneficiaries and the Sellers the due and punctual performance by the Purchaser of all of its obligations under this Put Option Agreement in accordance with the terms of Section 8.8 of the Securities Purchase Agreement shall be incorporated in full in this Put Option Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in such Articles to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Put Option Agreement, the parties hereto, the Purchaser, the Beneficiaries, the Beneficiaries’ Agent and the date of this Put Option Agreement.
12.Electronic signature.
The parties to this Put Option Agreement:
(a)acknowledge that this Put Option Agreement has been signed (i) as an electronic written document (écrit électronique) within the meaning of article 1366 of the French Civil Code and (ii) electronically using a reliable identification process that guarantees the link between each signature and this Put Option Agreement in accordance with the provisions of article 1367 of the French Civil Code (i.e., DocuSign®);
(b)expressly acknowledge that this Put Option Agreement has the same probative force as a paper written document in accordance with article 1366 of the French Civil Code and that it may be validly opposed to such parties;
(c)agree to designate Paris (France) as the place of signature of this Put Option Agreement; and
(d)acknowledge and accept that this Put Option Agreement shall be effective as from the date first written above.

Please acknowledge your receipt of this Put Option Agreement, and your acceptance of the benefit of the Put Option as an option to require the Purchaser to acquire the Transferred Securities in accordance with the terms hereof (which may be exercised by you at your discretion and option), by countersigning this Put Option Agreement and the enclosed copy hereof in the space set forth below and returning one copy to us.
Yours faithfully,

HEICO ELECTRONIC TECHNOLOGIES CORP.
HEICO CORPORATION

By:    /s/ Victor Mendelson
Name: Victor Mendelson
Title: President & Chief Executive Officer of Heico Electronic Technologies Corp and Co-President of Heico Corporation

Acknowledged and agreed as of the date first set forth above:

/s/ Sandrine Anton EGEE INTERNATIONAL 2 SA Name: Ms. Sandrine Anton Title: Manager	/s/ Andrew Townend EGEE INTERNATIONAL 2 SA Name: Mr. Andrew Townend Title: Manager
/s/ Paul Maisonnier FARADAY MANAGEMENT 1 Name: Mr. Paul Maisonnier, Title: President	/s/ Paul Maisonnier FARADAY MANAGEMENT 2 Name: Mr. Paul Maisonnier, Title: President
/s/ Paul Maisonnier MR. PAUL MAISONNIER

Annex I
SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

HEICO ELECTRONIC TECHNOLOGIES CORPORATION

HEICO CORPORATION

on the one hand

AND

THE SELLERS IDENTIFIED HEREIN
on the other hand,

WITH RESPECT TO

EXXELIA INTERNATIONAL

FARADAY MANAGEMENT 1

and

FARADAY MANAGEMENT 2

Dated: [●], 2022

Annexes:

Annex (C):    Allocation of the Securities on the date hereof
Annex (D):    Allocation of the FM1 Securities on the date hereof
Annex (E):    Allocation of the FM2 Securities on the date hereof
Annex (F):    Group Chart
Annex (G):    Data Room Documentation
Annex 1.1:    Required Antitrust Clearances
Annex 1.2:    Required FDI Clearances
Annex 1.4:    Instrument of Adherence
Annex 2.7(c)(i)(B):    Form of reiterative deed
Annex 2.7(c)(i)(F):    Persons resigning at Closing
Annex 2.7(c)(i)(I):    Purchaser’s Release
Annex 7.1:    Permitted Leakage
Annex 8.1:    Exceptions to the Ordinary Course
Annex 11.10:    Notices

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT, dated [●], 2022 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this "Agreement"), is by and between:
1.    HEICO ELECTRONIC TECHNOLOGIES CORPORATION, a corporation incorporated under the laws of Florida having its registered office at 3000 Taft Street, Hollywood, Florida, United States of America (the "Purchaser");
2.    HEICO CORPORATION, a corporation incorporated under the laws of Florida having its registered office at 3000 Taft Street, Hollywood, Florida, United States of America (the "Guarantor");
ON THE ONE HAND
AND EACH OF:
3.    EGEE INTERNATIONAL 2 SA, a company (société anonyme) organized under the laws of Luxembourg, having its registered office at 20, boulevard Royal, 2449 Luxembourg, Grand-Duchy of Luxembourg, and registered with the Registry of Commerce and Companies of Luxembourg under number B190305 (the "IK Investor");
4.    MR. REYNALD SEZNEC, a French national, born on May 11, 1953 in Laval (53), France and residing at 14 bis, rue Paul Demange, 78290 Croissy-sur-Seine, France ("RS" and, collectively with the IK Investor, the "Original Sellers" and, individually, an "Original Seller");
5.    FARADAY MANAGEMENT 1, a company (société par actions simplifiée) organized under the laws of France, having its registered office at 93, rue Oberkampf, 75011 Paris, France and registered with the Registry of Commerce and Companies of Paris under number 807 394 549 ("FM1");
6.    FARADAY MANAGEMENT 2, a company (société par actions simplifiée) organized under the laws of France, having its registered office at 93, rue Oberkampf, 75011 Paris, France and registered with the Registry of Commerce and Companies of Paris under number 805 397 320 ("FM2");
ON THE OTHER HAND
The Purchaser, the Original Sellers, FM1 and FM2 are hereinafter referred to collectively as the "Original Parties" and, individually, as an "Original Party".
7.    those of the Persons identified in Annex D (the "FM1 Shareholders") who become parties to this Agreement in accordance with Article 1.4(a)(i) as "FM1 Sellers";
8.    those of the Persons identified in Annex E (the "FM2 Shareholders") who become parties to this Agreement in accordance with Article 1.4(a)(ii) as "FM2 Sellers" (collectively, with the FM1 Sellers, the "Additional Sellers");
The Additional Sellers and the Original Parties are hereinafter referred to collectively as the "Parties" and individually as a "Party".

RECITALS:
WHEREAS:
(A)    Exxelia International is a company (société par actions simplifiée) organized under the laws of France, having its registered office at 93, rue Oberkampf, 75011 Paris, France and registered with the Registry of Commerce and Companies of Paris under number 804 575 975 (the "Company").
(B)        On the date of this Agreement, the Company has issued the following securities (the "Securities"):
(i)    32,635,075 ordinary shares, each having a nominal value of €1 (the "Company Ordinary Shares");
(ii)    31,343,510 series A preferred shares (“ADP A”), each having a nominal value of €1 (the "Company ADP A Shares");
(iii)    610,000 series B preferred shares (“ADP B”), each having a nominal value of €1 (the "Company ADP B Shares" and, collectively with the Company ADP A Shares, the "Company Preferred Shares"); and
(iv)    80,798,287 bonds (obligations simples), each having a nominal value of €1 (the "Company Bonds").
(C)        On the date hereof, the Original Sellers, FM1 and FM2 hold the number of Securities set forth opposite their respective names in the table set forth as Annex (C).
(D)    On the date of this Agreement, FM1 has issued (i) 4,375,729 ordinary shares, each having a nominal value of €1 (the "FM1 Ordinary Shares") and one preferred share having a nominal value of €1 (the "FM1 Preferred Share" and together with the FM1 Ordinary Shares, the "FM1 Securities"). On the date hereof, the FM1 Securities are allocated between the FM1 Shareholders as set forth in Annex (D).
(E)        On the date of this Agreement, FM2 has issued (i) 495,916 ordinary shares, each having a nominal value of €1 (the "FM2 Ordinary Shares") and one preferred share having a nominal value of €1 (the "FM2 Preferred Share" and together with the FM2 Ordinary Shares, the "FM2 Securities"). On the date hereof, the FM2 Securities are allocated between the FM2 Shareholders as set forth in Annex (E).
(F)    The Company holds, directly or indirectly, 100% of the issued share capital and voting rights in the Subsidiaries set forth in the chart attached as Annex (F). The Company, its Subsidiaries, to the extent that the FM1 Upper Exit Conditions are met, FM1, and to the extent that the FM2 Upper Exit Conditions are met, FM2, shall hereinafter be referred to collectively as the "Group Companies" and individually as a "Group Company".
(G)    As part of the proposed acquisition of the Transferred Securities (as this term is defined hereafter), the Purchaser and its advisors have had access to and have been able to review the Due Diligence Reports and documents of, in particular, a financial, commercial, environmental, tax, legal, social, IT, insurance, accounting, tax, legal, estate and operational nature concerning the Group Companies made available for the Purchaser’s and its advisers’ review in an electronic data room opened with Intralinks from June 10, 2022 until July 26, 2022, as list of which is attached as Annex (G) (the "Data Room Documentation") and the content of which has been copied on USB sticks which have been delivered to the Purchaser and the Sellers’ Agent on the date hereof. During the due diligence process and the negotiation of this Agreement, information was provided to the Purchaser in response to queries raised.

(H)    Upon the terms and subject to the conditions set forth herein, the Purchaser wishes to purchase from the Sellers (as this term is defined hereafter) and the Sellers wish to sell or contribute to the Purchaser the Transferred Securities (in each case as to the Transferred Securities that each Seller will own immediately prior to Closing) (the "Transaction").
(I)    The central social and economic committee (comité social et écononomique central) of Exxelia SAS has been duly informed of and consulted on the Transaction in accordance with the applicable laws and regulations and all necessary opinions (avis) have been rendered as of the date hereof, copies of which have been provided to the Purchaser.
(J)    The employees of the Company have individually waived their right to make a takeover offer according to Article L. 23-10-1 of the French Commercial Code (Code de Commerce), it being specified that FM1 and FM2 have no employees.
NOW, THEREFORE, the Parties do hereby agree as follows:
ARTICLE I
INTERPRETATION
1.1Certain Definitions. In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals):
"Acquired Companies" shall mean the Company and its Subsidiaries;
"Active Subsidiaries" has the meaning ascribed to it in Article 4.2(d);
"Additional Sellers" has the meaning ascribed to it in the Preamble;
"Affiliate" when used with reference to a specified Person, shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; it being specified that:
(i)for such purposes, the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, provided that
(A)a limited partnership shall be deemed to be controlled by its general partner(s);
(B)a "fonds professionnel de capital investissement" or a "fonds commun de placement" shall be deemed controlled by its management company (société de gestion);
(C)the term “Affiliates” of the IK Investor shall not include any Exempt Portfolio Companies (other than, until Closing, the Acquired Companies) and
(ii)the Acquired Companies shall be deemed to be Affiliates of the Sellers until the Closing and to be Affiliates of the Purchaser after the Closing;
"Agreement" has the meaning ascribed to it in the Preamble;

"Allocable Fraction" when used with respect to a Seller, shall mean the fraction having for numerator, the Portion of such Seller, and for denominator, the Purchase Price (including the value attributable to the Contributed Securities), except that:
(iii)in relation to any claim made by the Purchaser that such Seller has breached any of its representations or warranties set forth in Article 4.1 or that such Seller (and/or its Restricted Payees) has received any Leakage, such fraction shall be deemed to be equal to one (1);
(iv)in relation to any claim made by the Purchaser that a FM1 Seller has breached any of its representations or warranties set forth in Article 4.3 or that FM1 has received any Leakage, such fraction shall instead be the Allocable FM1 Fraction;
(v)in relation to any claim made by the Purchaser that a FM2 Seller has breached any of its representations or warranties set forth in Article 4.4 or that FM2 has received any Leakage, such fraction shall instead be the Allocable FM2 Fraction; and
(vi)in relation to the Sellers’ Agent Expenses, such fraction as determined by agreement between the Sellers’ Agent and the CEO and notified in the Pre-Closing Certificate;
"Allocable FM1 Fraction" shall mean the fraction having for numerator, the number of FM1 Securities held by such FM1 Seller at Closing and for denominator, the total number of outstanding FM1 Securities;
"Allocable FM2 Fraction" shall mean the fraction having for numerator, the number of FM2 Securities held by such FM2 Seller at Closing and for denominator, the total number of outstanding FM2 Securities;
"Annex" shall mean an annex to this Agreement;
"Antitrust Clearance" shall mean the fact that, in accordance with the Antitrust Regulations, any Governmental Authority having jurisdiction with respect to the concentration resulting from the transactions contemplated by this Agreement:
(a)    authorizes such concentration, or
(b)    does not prevent such concentration within the applicable waiting period which is deemed to be an official waiver from such Governmental Authority under the applicable Antitrust Regulations, or
(c)    decides that such concentration falls outside the scope of the Antitrust Regulations;
provided that, for the avoidance of doubt, it is acknowledged that an Antitrust Clearance shall be deemed obtained even if subject to the implementation of certain commitments from the Purchaser or its Affiliates which the Purchaser agreed to make pursuant to Article 3.2(b)(iv);
"Antitrust Regulations" shall mean any applicable Laws governing competition or antitrust pursuant to which the relevant Governmental Authority will be required to consider or review the concentration resulting from the acquisition by the Purchaser of the Transferred Securities in terms of its effect on the structure of the competition on the relevant markets;
"Article" shall mean an article to this Agreement;

"Base Purchase Price" has the meaning ascribed to it in Article 2.2(a)(i);
"Burdensome Condition" shall mean a divestiture or disposal of any businesses, assets, properties or product lines of the Purchaser or its Affiliates (other than the Acquired Companies, for the avoidance of doubt):
"Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banking institutions are open for ordinary banking business in Paris, France or Luxembourg, Grand Duchy of Luxembourg or Miami, Florida, USA;
"CEO" shall mean the chief executive officer of the Company (i.e., Mr. Paul Maisonnier);
"CFO" shall mean the chief financial officer of the Company, (i.e., Jean-Hugues Verdu);
"Closing" has the meaning ascribed to it in Article 2.7(a);
"Closing Cash Amount" has the meaning ascribed to it in Article 2.2(b);
"Closing Date" has the meaning ascribed to it in Article 2.7(a);
"Closing Payments" has the meaning ascribed to it in Article 2.7(b);
"Company" has the meaning ascribed to it in Paragraph (A) of the Recitals;
"Company ADP A Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals;
"Company ADP B Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals;
"Company Bonds" has the meaning ascribed to it in Paragraph (B) of the Recitals;
"Company Ordinary Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals;
"Company Preferred Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals;
"Company Shareholders’ Agreement" shall mean the shareholders’ agreement of the Company dated December 17, 2017 (as amended, supplemented or otherwise modified from time to time, as the case may be) entered into by and between, inter alia, the IK Investor, FM1 and FM2;
"Confidentiality Agreement" shall mean the confidentiality agreement dated March 7, 2022 by and between the IK Investor and HEICO EAST CORP.;
"Confidential Information" has the meaning ascribed to it in Article 8.4(a);
"Contract" shall mean any written contract, agreement, obligation, promise, commitment or other undertaking;
"Contributed Securities" has the meaning ascribed to it in Article 8.3(a);
"Contributing Sellers" has the meaning ascribed to it in Article 8.3(a);
"COVID-19" shall mean SARS-CoV-2 or COVID-19, and any evolutions thereof, or related, associated or similar epidemics, pandemic or disease outbreaks;

"Data Room Documentation" has the meaning ascribed to it in Paragraph (G) of the Recitals;
"Disclosed" shall mean disclosed with sufficient detail to enable a reasonably diligent buyer to understand the nature and scope of the fact, matter, event or circumstance disclosed;
"Disclosed Information" shall mean the Due Diligence Reports and the Data Room Documentation;
"Donations" has the meaning ascribed to it in Article 8.6(a);
"Donees" has the meaning ascribed to it in Article 8.6(a);
"Donors" has the meaning ascribed to it in Article 8.6(a);
"Due Diligence Reports" shall mean (i) the finance vendor due diligence report dated May 2022, provided by Eight Advisory, (ii) the commercial vendor due diligence report dated June 6, 2022, provided by Kearney, (iii) the environmental vendor due diligence report dated June 10, 2022 provided by ERM, (iv) the tax vendor due diligence report date June 9, 2022, provided by Arsene Taxand, (v) the legal and social vendor due diligence reports dated June 1, 2022, provided by KPMG, (vi) the IT and cyber vendor due diligence report provided by Crosslake, (vii) the export control vendor due diligence reports, covering respectively Europe and the US and provided by KPMG and Willkie Farr & Gallagher, and respectively dated June 19, 2022 and July 5, 2022, and (viii) the insurance vendor due diligence report dated July 6, 2022, provided by Marsh;
"Encumbrance" shall mean any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), charge (charge), ownership right (démembrement), or other security (sûreté), option, pre-emptive right, escrow (séquestre), foreclosure (saisie) or other third party right (excluding: (x) any restrictions or limitations on transfer of any securities set forth in the Relevant Articles of Association, and (y) any pledge, lien, right, charge or other security created or granted by the Purchaser or any of its Affiliates prior to Closing);
"Entity" shall mean any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d’intérêt économique) or other organization, enterprise or entity, whether or not having a separate legal personality (personalité morale);
"Exempt Portfolio Company" shall mean any portfolio company of any private equity fund or similar investment vehicle managed or advised by IK Investment Partners Ltd or any of its Affiliates engaged in the business of managing or advising private equity funds;
"Existing Encumbrances" shall mean the Encumbrances pursuant to the Existing Senior Facilities Agreement;
"Existing Indebtedness" shall mean all amounts (in principal, interest, penalties, commissions, breakage costs, fees and any other sums, including in connection with mandatory prepayment) due by any of the Acquired Companies as at the Closing Date pursuant to the Existing Senior Facilities Agreement;
"Existing Senior Facilities Agreement" shall mean the senior facilities agreement (as amended from time to time as the case may be) relating to certain credit facilities in an aggregate principal amount of €170,000,000, dated March 20, 2017, by and between, inter alia, the Company as Original Guarantor, Exxelia Expansion as Original Borrower and Original Guarantor, Crédit Industriel et Commercial, HSBC France and Société Générale, as Arrangers, Global Coordinators and Bookrunners, ING Bank N.V. acting through its French Branch, KBC Bank Succursale Française, Crédit Lyonnais and the Governor and Company of the Bank of Ireland as Arrangers, Coordinators and Bookrunners, Crédit Industriel et Commercial as Facility Agent, and Security Agent, and any

financing arrangements taken in accordance with the terms of the foregoing such as hedging arrangements, if any;
"Extended Long-Stop Date" shall mean has the meaning ascribed to it in Article 3.2(e);
"FDI Clearance" shall mean the fact that, in accordance with applicable FDI Regulations, any Governmental Authority having jurisdiction with respect to the transactions contemplated by this Agreement:
(a)    authorizes the Transaction, or
(b)    does not prevent the Transaction within the applicable waiting period which is deemed to be an official waiver from such Governmental Authority under the applicable FDI Regulations, or
(c)    decides that the Transaction falls outside the scope of the applicable FDI Regulations;
provided that, for the avoidance of doubt, it is acknowledged that an FDI Clearance shall be deemed obtained even if subject to the implementation of certain commitments from the Purchaser or its Affiliates which the Purchaser agreed to make pursuant to Article 3.2(b)(iv);
"FDI Regulations" shall mean any applicable Laws governing foreign direct or indirect investment pursuant to which the relevant Governmental Authority will be required to consider or review the investment resulting from the acquisition by the Purchaser of the Transferred Securities;
"FM1" has the meaning ascribed to it in the Preamble;
"FM1 Net Cash Position" shall mean, with respect to FM1, an amount (whether positive or negative) calculated as of the Closing Date and equal to (i) the cash in hand, credit balances in deposit, current or saving account and the market value of the marketable securities acquired for cash management purposes, less (ii) loans, bonds, facilities and other borrowings with financial institutions or third parties (including the FM1 Shareholder Loan Amount), provided that any payment made to FM1 and which would have qualified as a Leakage had FM1 been a Seller, shall be disregarded for the purpose of computing FM1 Net Cash Position;
"FM1 Ordinary Shares" has the meaning ascribed to it in Paragraph (D) of the Recitals;
"FM1 Preferred Share" has the meaning ascribed to it in Paragraph (D) of the Recitals;
"FM1 Securities" has the meaning ascribed to it in Paragraph (D) of the Recitals;
"FM1 Sellers" shall mean, if the FM1 Upper Exit Conditions are met, the FM1 Shareholders who exercised their right to become a Party to this Agreement under Article 1.4(a)(i) and the IK Investor with respect to the FM1 Securities that it holds;
"FM1 Shareholder Loan" shall mean the loan agreement dated December 17, 2014 between FM1 as borrower and the IK Investor as lender for a principal amount of €30,000;
"FM1 Shareholder Loan Amount" shall mean the amount due by FM1 under the FM1 Shareholder Loan as at the Closing Date (in principal, interest, commissions, penalties and any other sums);

"FM1 Shareholders" has the meaning ascribed to it in the Preamble;
"FM1 Upper Exit Conditions" has the meaning ascribed to it in Article 1.4(a)(i);
"FM2" has the meaning ascribed to it in the Preamble;
"FM2 Net Cash Position" shall mean, with respect to FM2, an amount (whether positive or negative) calculated as of the Closing Date and equal to (i) the cash in hand, credit balances in deposit, current or saving account and the market value of the marketable securities acquired for cash management purposes, less (ii) loans, bonds, facilities and other borrowings with financial institutions or third parties (including the FM2 Shareholder Loan Amount), provided that any payment made to FM2 and which would have qualified as a Leakage had FM2 been a Seller, shall be disregarded for the purpose of computing FM2 Net Cash Position;
"FM2 Ordinary Shares" has the meaning ascribed to it in Paragraph (E) of the Recitals;
"FM2 Preferred Share" has the meaning ascribed to it in Paragraph (E) of the Recitals;
"FM2 Securities" has the meaning ascribed to it in Paragraph (E) of the Recitals;
"FM2 Sellers" shall mean, if the FM2 Upper Exit Conditions are met, the FM2 Shareholders who exercised their right to become a Party to this Agreement under Article 1.4(a)(ii) and the IK Investor with respect to the FM2 Securities that it holds;
"FM2 Shareholder Loan" shall mean the loan agreement dated December 17, 2014 between FM2 as borrower and the IK Investor as lender for a principal amount of €30,000;
"FM2 Shareholder Loan Amount" shall mean the amount due by FM2 under the FM2 Shareholder Loan as at the Closing Date (in principal, interest, commissions, penalties and any other sums);
"FM2 Shareholders" has the meaning ascribed to it in the Preamble;
"FM2 Upper Exit Conditions" has the meaning ascribed to it in Article 1.4(a)(ii);
"FME" shall mean the French Ministry of Economy;
"FME Clearance" shall mean the fact that, in accordance with Article L. 151-3 of the French monetary and financial Code, the FME:
(a)    authorizes the Transaction, or
(b)    decides that the Transaction falls outside the scope of Article L. 151-3 of the French monetary and financial Code;
provided that, for the avoidance of doubt, it is acknowledged that the FME Clearance shall be deemed obtained even if subject to the execution of a commitment letter (lettre d'engagements) by the Purchaser or any of its Affiliates which the Purchaser agreed to execute pursuant to Article 3.2(b)(iv);
"Governmental Authority" shall mean any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority including any ministry, department, agency, commission, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial court or tribunal of competent jurisdiction;

"Governmental Authorization" shall mean any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority (including, for the avoidance of doubt, those Governmental Authorities listed in Annex 1.1 in connection with the Required Antitrust Clearances and those Governmental Authorities listed in Annex 1.2 in connection with the Required FDI Clearances) or pursuant to any Law;
"Group Companies" has the meaning ascribed to it in Paragraph (F) of the Recitals;
"Guaranteed Obligations" has the meaning ascribed to it in Article 8.8(a);
"Guarantor" has the meaning ascribed to it in the Preamble;
"IK Investor" has the meaning ascribed to it in the Preamble;
"Individual Net Purchase Price" when used with respect to a Seller, shall mean an amount equal to (i) the Portion of such Seller, (ii) minus any value attributable to its Contributed Securities, if any, and (iii) minus its Allocable Fraction of the Sellers’ Agent Expenses (including any VAT applicable to such Seller), which may be deducted from its Portion in accordance with Article 2.7(b);
"Insolvency Proceeding" shall mean (i) in the case of an Entity, any safeguard, bankruptcy or insolvency Proceeding or any Proceeding for the prevention or resolution of business difficulties under applicable Laws, and (ii) in the case of a natural person, any personal bankruptcy or similar Proceeding applicable to individuals under applicable Laws;
"Instrument of Adherence" has the meaning ascribed to it in Article 1.4(a)(i);
"Judgment" shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;
"Key Senior Employees" shall mean [the CEO, the CFO, the heads of business units, the head of IT and plant managers]1;
"Law" shall mean any treaty, convention, directive, law, ordinance, decree (décret), regulation (règlement), instruction, order (arrêté), rule (circulaire), or code of any Governmental Authority (including any judicial or administrative interpretation thereof) in each case in force and binding upon the relevant Person;
"Leakage" shall mean any matters listed in Article 7.1 which occurs during the Locked-Box Period (other than Permitted Leakage);
"Locked-Box Date" shall mean December 31, 2021;
"Locked-Box Period" shall mean the period from (but excluding) the Locked-Box Date until (and including) the Closing Date (but immediately prior to Closing);
1 Note to draft: names to be included in signed version.

"Long-Stop Date" shall mean March 31, 2023, or any subsequent date mutually agreed in writing between the Purchaser and the Sellers’ Agent;
"Loss" shall mean any damages (dommages) or losses (pertes) legally qualifying as préjudice prévisible, certain et direct under French Law (but excluding any damages or losses which are contingent, potential, or punitive) together with any reasonable attorney and other costs and expenses incurred in respect of such damages or losses;
"Organizational Documents" shall mean when used with respect to (x) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;
"Original Parties" has the meaning ascribed to it in the Preamble;
"Original Sellers" has the meaning ascribed to it in the Preamble;
"Pandemic Measures" shall mean any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with, or in respect of, COVID-19 or any other pandemic or epidemic;
"Paragraph" shall mean a paragraph of this Agreement;
"Parent Guarantee" has the meaning ascribed to it in Article 8.8(a);
"Parties" has the meaning ascribed to it in the Preamble;
"Permitted Beneficiary" has the meaning ascribed to it in Article 8.6(b);
"Permitted Leakage" has the meaning ascribed to it in Article 7.1(a);
"Permitted Transfer" has the meaning ascribed to it in Article 8.6(b);
"Person" shall mean a natural person, Entity, or Governmental Authority;
"Portion", when used with respect to a Seller, shall mean the portion of the Purchase Price allocated to the Transferred Securities owned by such Seller (including the Contributed Securities) in accordance with Article 2.2;
"Pre-Closing Certificate" has the meaning ascribed to it in Article 2.6;
"Proceeding" shall mean any litigation, arbitration, dispute or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator;
"Projections" has the meaning ascribed to it in Article 5.4(d);
"Purchase Price" has the meaning ascribed to it in Article 2.2;

"Purchaser" has the meaning ascribed to it in the Preamble;
"Purchaser’s Release" has the meaning ascribed to it in Article 2.7(c)(i)(I);
"Put Option Date" shall mean July 26, 2022;
"Relevant Articles of Association" when used with reference to a specified Entity, shall mean the Organizational Documents of such Entity;
"Required Antitrust Clearances" shall mean the Antitrust Clearances listed on Annex 1.1;
"Required Clearances" shall mean, collectively, the Required Antitrust Clearances and the Required FDI Clearances;
"Required FDI Clearances" shall mean the FDI Clearances listed on Annex 1.2;
"Restricted Payee" shall mean (i) in relation to any Seller which is an Entity, the Seller and its Affiliates and (ii) in relation to any Seller which is a natural person (or any Affiliate of a Seller who is a natural person), the Seller and his or her Affiliates and his or her spouse, children and the trustees of a trust of which that person, his or her spouse and/or any of his or her children are beneficiaries; for the avoidance of doubt, "Restricted Payees" shall not include the Group Companies but shall be deemed to include (x) FM1 in the event the FM1 Upper Exit Conditions are not met and (y) FM2 in the event the FM2 Upper Exit Conditions are not met, in each case, in accordance with the provisions of Article 1.4;
"RS" has the meaning ascribed to it in the Preamble;
"Securities" has the meaning ascribed to it in Paragraph (B) of the Recitals;
"Securityholdings Tables" shall mean the securityholdings tables set forth in Annex (C), Annex (D) and Annex (E) (as such Annexes shall be updated by the Sellers’ Agent to reflect any transfers of Securities, FM1 Securities or FM2 Securities, respectively (including as a result of any transfers permitted under Article 8.6), occurring no later than prior to the delivery of the Pre-Closing Certificate and thereafter any transfer only by reason of death);
"Sellers" shall mean the Original Sellers and
(a)    the Additional Sellers if all Upper Exit Conditions are met;
(b)    the FM1 Sellers and FM2, if the FM1 Upper Exit Conditions are met but the FM2 Upper Conditions are not met;
(c)    the FM2 Sellers and FM1, if the FM2 Upper Conditions are met but the FM1 Upper Exit Conditions are not met; or
(d) FM1 and FM2 if neither the FM1 Upper Exit Conditions nor the FM2 Upper Exit Conditions are met,
it being specified that “Sellers” shall also be deemed to include any transferee of any Original Seller and/or of any Additional Seller (provided in such case that the relevant Upper Exit Conditions are met) as a result of any transfers permitted under Article 8.6;
"Sellers’ Agent" has the meaning ascribed to it in Article 11.1(a);

"Sellers’ Agent Expenses" shall mean the fees and expenses (including VAT, to the extent applicable) incurred by the Sellers’ Agent on behalf of the Sellers in connection with the Transaction, as set out in the Pre-Closing Certificate;
"Sellers’ Representatives" has the meaning ascribed to it in Article 5.4(c);
"Subsidiary" when used with reference to a specified Person, shall mean any incorporated Entity of which more than 50% of the issued share capital and voting rights exercisable at a shareholders meeting are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person;
"Tax" shall mean: (i) all forms of taxation, duties, imposts, withholding, deduction, levies, value added tax and contributions, of whatever nature, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference, whenever and wherever imposed, including all social security charges, social and insurance contributions and employment and payroll taxes, and any associated interest, penalty, surcharge or fine, imposed by any Governmental Authority; (ii) any liability for any amount of the types described in clause (i) as a result of being a member of a Tax consolidated group or similar arrangement and (iii) any liability for the payment of any amount of the types described in (i) or (ii) above as a result of being a transferee or successor to any person or as a result of any obligation to indemnify any other person;
"Tax Benefit", with respect to any Leakage, shall mean the aggregate of:
(a)    the amount equal to any Tax saving or benefit (other than VAT), including any effective Tax reduction, Tax credit or Tax deduction for any Group Company or for any tax consolidated group or fiscal unity to which any Group Company belongs (excluding any existing tax consolidated group or fiscal unity), attributable to the relevant Leakage and resulting in an effective Tax reduction in the taxable year of the relevant Group Company in which Closing occurs; and
(b)    the amount of VAT which is recoverable or can be offset by any Group Company in connection therewith;
"Transaction" has the meaning ascribed to it in Paragraph (H) of the Recitals;
"Transferred Securities" shall mean:
(a)    if all the Upper Exit Conditions are met with respect to both FM1 and FM2, (i) all the Company Ordinary Shares other than the Company Ordinary shares held by FM1 and FM2, (ii) all the Company Preferred Shares other than the Company Preferred Shares held by FM1 and FM2, (iii) all the Company Bonds, (iv) the FM1 Securities held by the FM1 Sellers and (v) the FM2 Securities held by the FM2 Sellers;
(b)    if the FM1 Upper Exit Conditions are met but the FM2 Upper Exit Conditions are not met, (i) all the Company Ordinary Shares other than the Company Ordinary shares held by FM1, (ii) all the Company Preferred Shares, (iii) all the Company Bonds and (iv) the FM1 Securities held by the FM1 Sellers;
(c)    if the FM2 Upper Exit Conditions are met but the FM1 Upper Exit Conditions are not met, (i) all the Company Ordinary Shares, (ii) all the Company Preferred Shares other than the Company Preferred Shares held by FM2, (iii) all the Company Bonds and (iv) the FM2 Securities held by the FM2 Sellers; and
(d)    if neither of the Upper Exit Conditions are met, all the Securities;

"Ukraine Situation" shall mean any act of war (declared or not) or terrorism, military actions, armed hostilities, happening in Ukraine since February 24, 2022, or any evolution, escalation or worsening thereof, regardless of whether occurring in Ukraine or elsewhere;
"Upper Exit Conditions" has the meaning ascribed to it in Article 1.4(a)(ii);
"Working Hours" shall mean 9.00 a.m. to 6.00 p.m. on a Business Day.
1.2Principles of Interpretation. In this Agreement:
(a)All references herein to Articles, Paragraphs and Annexes shall be deemed references to articles, paragraphs and annexes to this Agreement unless the context shall otherwise require. The descriptive headings to Articles and Annexes are inserted for convenience only, and shall have no legal effect.
(b)The Annexes to this Agreement shall be deemed to be a part of this Agreement, and references to "this Agreement" shall be deemed to include the same.
(c)The dispositions of articles 640 to 642 of the French Code of Civil Procedure (Code de Procédure Civile) shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein.
(d)The following rules of interpretation shall apply unless the context shall require otherwise:
(i)Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined as well as to any gender.
(ii)Whenever used in this Agreement:
(A)the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";
(B)the words "hereof", "herein" and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article or Paragraph in which the reference appears; and
(C)except when used with the word "either", the word "or" may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word "or" may be deemed to include the word "and").
(iii)A reference to a specific time of day shall be to local time in Paris, France.
(iv)A reference to any Party to this Agreement or any other agreement or document includes such Party’s successors (including through a merger, a spin-off or a global transfer of assets and liabilities (transfert universel de patrimoine)) and permitted assigns.
(v)A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(vi)A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation.
(vii)Each Party hereby expressly and irrevocably waives the provisions of articles 1190 and 1602 of the French Civil Code (Code Civil).
(viii)Unless specifically provided for in this Agreement, there shall be no requirement for a prior notice (mise en demeure préalable) for one Party to claim any right or implement any remedy, including termination of this Agreement, provided for hereunder and the Parties expressly waive the requirement for such a prior notice.
(ix)An obligation to use commercially reasonable, reasonable or best efforts or endeavors (or any similar obligation) shall be construed as an "obligation de moyens".
(x)When a French term is translated into English, such translation is for information purposes only and the French term shall prevail.
(xi)Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the Put Option Date.
2.3Nature of the Sellers’ Obligations. The representations, warranties, covenants, agreements and other undertakings of the Sellers set forth in this Agreement, including the obligations of the Sellers set forth in Article VIII, are all given or made by the Sellers severally but not jointly (conjointement mais non solidairement) for all purposes of this Agreement. Notwithstanding any other provisions set forth in this Agreement, no Seller shall have any liability for any breach by another Seller of its obligations, representations or covenants under this Agreement.
1.4Upper Exit.
(a)From the date hereof and until the date that is no later than ten (10) Business Days after the date hereof:
(i)each FM1 Shareholder (other than the IK Investor) shall have the right to become a Party to this Agreement in respect of the FM1 Ordinary Shares such FM1 Seller holds and to be bound by its terms by delivering an instrument of adherence in the form attached as Annex 1.4 (an "Instrument of Adherence") to the Sellers' Agent and to the Purchaser. By delivering an Instrument of Adherence, an FM1 Seller shall be bound by the same obligations and benefit from the same rights as any Original Seller with the same effect as if such FM1 Shareholder had executed and delivered this Agreement directly, provided however that all the following conditions (the "FM1 Upper Exit Conditions") are met: (x) FM1 Shareholders (representing 100% of the share capital of FM1) have delivered an Instrument of Adherence by no later than twenty (20) Business Days prior to the Closing Date; and (y) FM1 Shareholders (representing 100% of the share capital FM1) shall have complied with all their obligations as Sellers under Article 2.7 and, in particular, they shall have (subject to, as regards the Contributed Securities, the provisions of Article 8.3) delivered duly completed signed transfer documents in favour of the Purchaser with respect to their FM1 Ordinary Shares, such that the Purchaser shall hold 100% of the share capital and voting rights and other securities of FM1 free and clear from any Encumbrance; and
(ii)each FM2 Shareholder (other than the IK Investor) shall have the right to become a Party to this Agreement in respect of the FM2 Ordinary Shares such FM2 Seller holds and to be bound by its terms by delivering an Instrument of Adherence to the Sellers' Agent and to the Purchaser. By delivering an Instrument of Adherence, an FM2 Seller shall be bound by the same obligations and benefit from the same rights as any Original Seller with the same effect as if such FM2 Shareholder had executed and delivered this Agreement directly, provided however that all the following conditions (the "FM2 Upper Exit Conditions" and together with the FM1 Upper Exit Conditions, the "Upper Exit Conditions") are met: (x) FM2 Shareholders (representing 100% of the share capital of FM2) have delivered an Instrument of Adherence by no later than twenty (20) Business Days prior to the Closing Date; and (y) FM2 Shareholders (representing 100% of the share capital of FM2) shall have complied with all their obligations as Sellers under Article 2.7 and, in particular, they shall have (subject to, as regards the Contributed Securities, the provisions of Article 8.3) delivered duly completed signed transfer documents in favour of the Purchaser with respect to their FM2 Ordinary Shares, such that the Purchaser shall hold 100% of the share capital and voting rights and other securities of FM2 free and clear from any Encumbrance.
(b)In the event that any of the FM1 Upper Exit Conditions or FM2 Upper Exit Conditions, as applicable, is not satisfied, and unless the Purchaser elects to waive such unsatisfied FM1 Upper Exit Conditions or FM2 Upper Exit Conditions as the case may be (which, the Purchaser will consider in good faith, notably if any such failure to satisfy relates to less than 3% of the share capital of FM1 or FM2), the delivered Instruments of Adherence shall be deemed to be null and void and FM1 or FM2, as applicable, shall sell and deliver to the Purchaser and the Purchaser shall purchase from FM1 or FM2, as applicable, all of the Securities held by such Original Party on the Closing Date pursuant to the terms of this Agreement. Under those circumstances, FM1 or FM2, as applicable, shall be a Seller under this Agreement and be bound by the same obligations and benefit from the same rights as any Original Seller, and the representations and warranties made under Article 4.3 or Article 4.4, as applicable, shall be deemed null and void.
ARTICLE II
PURCHASE AND SALE
2.1Agreement to Purchase and to Sell. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from each Seller, and each Seller shall sell and deliver to the Purchaser all but not less than all the Transferred Securities it holds and set forth opposite each Seller’s name in the Securityholding Tables, free and clear of all Encumbrances, together with all rights and benefits attaching thereto at the Closing, subject, in respect of the Contributed Securities, to Article 8.3.
2.2Purchase Price.
(a)The aggregate consideration to be paid for the Transferred Securities (the "Purchase Price") shall be an amount equal to the sum of:
(i)three hundred twenty-five million Euro (€325,000,000) (the "Base Purchase Price");
(ii)plus, an amount equal to the product of:
(A)€21,800,000; and
(B)a fraction having (x) for numerator, the number of calendar days actually elapse from and excluding December 31, 2022 through and including the Closing Date, and (y) for denominator, three hundred and sixty five (365),
(iii)plus, if the FM1 Upper Exit Conditions are met, the amount of the FM1 Net Cash Position if such amount is positive (in accordance with Article 2.5(a)), and/or if the FM2 Upper Exit Conditions are met, the amount of the FM2 Net Cash Position if such amount is positive (which shall only impact the portion of the Purchase Price pertaining to the FM1 Securities in accordance with Article 2.5(a));

(iv)less, if all the FM1 Upper Exit Conditions are met, the absolute value of the FM1 Net Cash Position if such amount is negative (in accordance with Article 2.5(a)) and/or if all the FM2 Upper Exit Conditions are met, the absolute value of the FM2 Net Cash Position if such amount is negative (which shall only impact the portion of the Purchase Price pertaining to the FM2 Securities in accordance with Article 2.5(a)).
(b)The aggregate amount to be paid in cash by the Purchaser to the Sellers on the Closing Date in respect of the Transferred Securities (the "Closing Cash Amount") shall be equal to the Purchase Price reduced by the portion of the Purchase Price allocable to the Contributed Securities pursuant to Article 8.3. The Purchase Price shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever, except as provided under Article VI and Article VIII (in which case the term "Purchase Price" shall refer to the Purchase Price so adjusted).
2.3Allocation of the Purchase Price amongst the Sellers
(a)The Purchase Price shall be allocated, by the Sellers' Agent, amongst the Sellers and class of Transferred Securities based upon the number and class of Transferred Securities sold or contributed by each Seller to the Purchaser as determined in the Pre-Closing Certificate in accordance with the provisions set forth in this Agreement and in the applicable Organizational Documents or Contracts. Notwithstanding anything to the contrary, such allocation of the Purchase Price shall not result in the Company Bonds being sold for less than an amount equal to their nominal value as increased by any accrued and unpaid interest as of the Closing Date.
(b)The allocation of the Purchase Price and, for the avoidance of doubt, the allocation of the Sellers’ Agent Expenses, are the sole and exclusive responsibility of the Sellers and the Purchaser shall incur no liability whatsoever in respect thereof.
2.4Existing Indebtedness
(a)The Purchaser acknowledges that the Existing Indebtedness shall become repayable on the Closing Date in accordance with its terms as a consequence of the transfer by the Sellers of their respective Transferred Securities.
(b)As an essential condition to the sale of the Transferred Securities, on the Closing Date, the Purchaser shall, in addition to the payment of the Purchase Price, repay on behalf of the relevant Acquired Company, or cause the repayment by such relevant Acquired Company of, the full amount of the Existing Indebtedness in accordance with Article 2.7(b)(iii).
(c)the Sellers’ Agent shall use its best efforts to deliver to the Purchaser by no later than two (2) Business Days prior to the Closing Date, a certificate issued by the lenders' agent under the Existing Indebtedness stating (i) the total amount which will be required to be paid by the Company in order to repay the Existing Indebtedness on the Closing Date, as well as the details of the bank accounts on which such payment shall be made, and (ii) that, upon the full repayment thereof, all Existing Encumbrances shall be released.
2.5FM1 and FM2 Indebtedness
(a)FM1 Net Cash Position and FM2 Net Cash Position.

(i)If the FM1 Upper Exit Conditions are met, then the portion of the Purchase Price pertaining to the FM1 Securities shall be increased (if the FM1 Net Cash Position is positive) or decreased (if the FM1 Net Cash Position is negative) by the amount of the FM1 Net Cash as of the Closing Date.
(ii)If the FM2 Upper Exit Conditions are met, then the portion of the Purchase Price pertaining to the FM2 Securities shall be increased (if the FM2 Net Cash Position is positive) or decreased (if the FM2 Net Cash Position is negative) by the amount of the FM2 Net Cash as of the Closing Date.
(b)FM1 Shareholder Loan and FM2 Shareholder Loan.
(i)If the FM1 Upper Exit Conditions are met, the Parties acknowledge and agree that all amounts due under the FM1 Shareholder Loan shall be due and payable on the Closing Date and, as an essential condition to the sale of the Transferred Securities, on the Closing Date, the Purchaser shall, in addition to the payment of the Purchase Price, repay on behalf of FM1, or cause the repayment by FM1 of, the full amount of the FM1 Shareholder Loan Amount in immediately available cleared funds, with value date on the Closing Date; and/or
(ii)If the FM2 Upper Exit Conditions are met, the Parties acknowledge and agree that all amounts due under the FM2 Shareholder Loan shall be due and payable on the Closing Date and, as an essential condition to the sale of the Transferred Securities, on the Closing Date, the Purchaser shall, in addition to the payment of the Purchase Price, repay on behalf of FM2, or cause the repayment by FM2 of, the full amount of the FM2 Shareholder Loan Amount in immediately available cleared funds, with value date on the Closing Date.
2.6Pre-Closing Certificate.
No later than five (5) Business Days prior to the Closing Date, the Sellers’ Agent shall deliver a certificate (the "Pre-Closing Certificate") to the Purchaser setting forth, by reference to a stated Closing Date:
(i)the amount of any Leakage identified in accordance with Article 7.2;
(ii)the Purchase Price and the Closing Cash Amount and their final allocation amongst the Sellers and class of Transferred Securities, in accordance with the provisions of Article 2.2 above;
(iii)an updated version of the Securityholdings Tables;
(iv)the amount of the Sellers’ Agent Expenses and their allocation amongst the Sellers and the Sellers’ advisors, in accordance with the provisions of Article 2.7(b);
(v)for each Seller, its Individual Net Purchase Price;
(vi)if the FM1 Upper Exit Conditions are met, the FM1 Net Cash Position and the FM1 Shareholder Loan Amount;
(vii)if the FM2 Upper Exit Conditions are met, the FM2 Net Cash Position and the FM2 Shareholder Loan Amount;
(viii)an estimate of the Existing Indebtedness;

(ix)the details of the Euro-denominated accounts (including full IBAN details) opened in the names of the Sellers’ advisors into which the Sellers’ Agent Expenses shall be paid in the name and on behalf of the Sellers by the Purchaser by wire transfers in immediately available cleared funds at Closing pursuant to Article 2.7(b);
(x)the details of the Euro-denominated accounts (including full IBAN details) of each Seller into which the Individual Net Purchase Price of such Seller shall be paid by the Purchaser by wire transfer in immediately available cleared funds at Closing pursuant to Article 2.7(b);
(xi)if the FM1 Upper Exit Conditions are met, the details of the Euro-denominated accounts (including full IBAN details) of the IK Investor into which the FM1 Shareholder Loan Amount shall be paid (or caused to be paid) by the Purchaser by wire transfer in immediately available cleared funds at Closing pursuant to Article 2.7(b); and
(xii)if the FM2 Upper Exit Conditions are met, the details of the Euro-denominated accounts (including full IBAN details) of the IK Investor into which the FM2 Shareholder Loan Amount shall be paid (or caused to be paid) by the Purchaser by wire transfer in immediately available cleared funds at Closing pursuant to Article 2.7(b).2
2.7Closing.
(a)Provided that (x) each of the conditions to the respective obligations of the Parties set forth in Article 3.1 are satisfied or waived, and (y) this Agreement has not been previously terminated pursuant to Article 10.1, the consummation of the purchase and sale of the Transferred Securities (the "Closing") shall be held at the offices of Willkie Farr & Gallagher LLP, located in 21, boulevard Malesherbes, 75008 Paris, France, at 9 a.m. on the date which is ten (10) Business Days following the day on which all of the conditions to Closing set forth in Article 3.1 are satisfied or waived, or at such other location, time of day or date as the Purchaser and the Sellers’ Agent may agree in writing. The date on which the Closing shall take place is referred to herein as the "Closing Date".
(b)Closing Payments. At Closing, the following payments (the "Closing Payments") shall be made:
(i)Sellers' Agent Expenses. The Sellers hereby expressly authorize the Purchaser to withhold and deduct, from that part of the Closing Cash Amount to be received by each of them, their Allocable Fraction of the Sellers' Agent Expenses, as notified by the Sellers’ Agent in the Pre-Closing Certificate, and give an irrevocable instruction to the Purchaser to pay on their behalf the Sellers' Agent Expenses directly to the Sellers' advisors, provided however that:
(A)concerning the Sellers who own part of their Transferred Securities through a plan d’épargne en actions, their Allocable Fraction of the Sellers' Agent Expenses will be withheld and deducted, as the case may be and to the extent possible, from the portion of the Closing Cash Amount corresponding to the Transferred Securities owned outside the plan d’épargne en actions, provided that the concerned Sellers notify to the Sellers’ Agent, at the latest ten (10) Business Days prior to the Closing Date, the number of Transferred Securities owned through a plan d’épargne en actions; and
2 Note to draft: price to be paid on a centralized account (except for price to be paid into PEA accounts for which a swift confirmation would suffice).

(B)if the portion of the Closing Cash Amount corresponding to the Transferred Securities owned by a given Seller outside the plan d’épargne en actions is not sufficient to cover such Seller's Allocable Fraction of the Sellers' Agent Expenses, the remaining part of such Seller's Allocable Fraction of the Sellers' Agent Expenses shall be paid on their behalf directly to the Sellers' advisors, provided that the concerned Sellers shall repay such amount by wire transfer or through a remittance of certified or bank checks to the Purchaser at the latest five (5) Business Days after the Closing Date.
(ii)Payment of the Closing Cash Amount. At Closing, the Purchaser shall pay the Closing Cash Amount to the Sellers and the Sellers' Agent Expenses to the Sellers’ advisors (in each case free of any bank or other charges) by wire transfers of immediately available cleared funds in such amounts and to such accounts of the Sellers and the Sellers' advisors, as shall have been notified to the Purchaser by the Sellers' Agent for such purpose in the Pre-Closing Certificate, so that each Seller receives its Individual Net Purchase Price and the Sellers' advisors receive the Sellers' Agent Expenses. It is specified that upon such payment, the Purchaser shall be released from all its obligations in respect of the payment of the Closing Cash Amount to the Sellers and have no further liability in relation thereto.
(iii)Repayment of the Existing Indebtedness. At Closing, the Purchaser shall:
(A)repay in full the Existing Indebtedness on behalf of the relevant Acquired Company in immediately available cleared funds, with value date (date de valeur) on the Closing Date or make available to the relevant Acquired Company, in immediately available cleared funds, amounts sufficient to enable it to repay in full the Existing Indebtedness with value date (date de valeur) on the Closing Date; or
(B)procure that the relevant Acquired Company repays the Existing Indebtedness, in immediately available cleared funds, with value date (date de valeur) on the Closing Date in accordance with the terms of the Existing Senior Facilities Agreement.
(iv)Repayment of the FM1 Shareholder Loan Amount and the FM2 Shareholder Loan Amount. At Closing, the Purchaser shall:
(A)if the FM1 Upper Exit Conditions are met, repay in full the FM1 Shareholder Loan Amount in immediately available cleared funds, with value date (date de valeur) on the Closing Date or make available to FM1, in immediately available cleared funds, amounts sufficient to enable it to repay in full the FM1 Shareholder Loan Amount with value date (date de valeur) on the Closing Date and procure that FM1 repays the amount of the FM1 Shareholder Loan Amount, in immediately available cleared funds, with value date (date de valeur) on the Closing Date; and/or
(B)if the FM2 Upper Exit Conditions are met, repay in full the FM2 Shareholder Loan Amount in immediately available cleared funds, with value date (date de valeur) on the Closing Date or make available to FM2, in immediately available cleared funds, amounts sufficient to enable it to repay in full the FM2 Shareholder Loan Amount with value date (date de valeur) on the Closing Date and procure that FM2 repays the amount of the FM2 Shareholder Loan Amount, in immediately available cleared funds, with value date (date de valeur) on the Closing Date.
(c)Closing Deliverables. At Closing:
(i)the Sellers shall deliver, or cause to be delivered, to the Purchaser:

(A)duly completed signed transfer forms (ordres de mouvement) in favor of the Purchaser in respect of all the Transferred Securities set forth opposite such Seller’s name in the Securityholdings Tables (subject to, as regards the Contributed Securities, the provisions of Article 8.3);
(B)three (3) duly signed originals of the reiterative deed (acte réitératif) relating to the sale of all Securities included in the Transferred Securities (other than Company Bonds), substantially in the form set forth in Annex 2.7(c)(i)(B);
(C)if the FM1 Upper Exit Conditions are met, three (3) duly signed originals of the reiterative deed (acte réitératif) relating to the sale of all FM1 Securities included in the Transferred Securities substantially in the form set forth in Annex 2.7(c)(i)(B);
(D)if the FM2 Upper Exit Conditions are met, three (3) duly signed originals of the reiterative deed (acte réitératif) relating to the sale of all FM2 Securities included in the Transferred Securities substantially in the form set forth in Annex 2.7(c)(i)(B);
(E)the updated share transfer registers (registres des mouvements de titres), together with the updated security holder’s individual accounts (comptes individuels d’actionnaires) for the Company, (if the FM1 Upper Exit Conditions are met) FM1 and (if the FM2 Upper Exit Conditions are met) FM2, with entries made to record the transfer of the Transferred Securities to the Purchaser on the Closing Date;
(F)unconditional resignation letters, substantially in the form attached in Annex 2.7(c)(i)(F), effective as of the Closing Date, of the Persons listed in Annex 2.7(c)(i)(F), from their offices as legal representatives, officers, directors, members of a board, committee or other corporate body of the Group Companies;
(G)if requested by the Purchaser by means of a notice sent to the Sellers’ Agent at least fifteen (15) Business Days prior to the Closing Date, evidence that general meetings of the shareholders of one or more Group Companies have been duly convened pursuant to the Organizational Documents of such Group Companies, with the relevant agenda to be provided by the Purchaser to the Sellers’ Agent at least fifteen (15) Business Days prior to the Closing Date;
(H)the Purchaser shall deliver to the Sellers’ Agent:
(I)a duly executed release in the form of Annex 2.7(c)(i)(I) (the "Purchaser’s Release") in favor of the persons listed in Annex 2.7(c)(i)(F);
(J)evidence of the full payment of the Closing Payments in accordance with Article 2.7(b).
All matters at the Closing contemplated under this Article 2.7 will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement are completed, and title to the Transferred Securities shall not be transferred and the Purchaser shall have no property rights or interest in the Transferred Securities and the transfer of the Transferred Securities shall not be recorded in the relevant share transfer registers (registres des mouvements de titres) and/or the security holder’s individual accounts (comptes individuels d’actionnaires) unless and until the Closing actually takes place and the Closing Payments have been effectively received by the intended recipients thereof.

2.8Breach of Closing Obligations.
(a)If the Purchaser fails to comply with any of its obligations under Article 2.7, the Sellers’ Agent shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the Purchaser served on the date set for Closing (without the need for any prior notice (une mise en demeure)):
(i)to terminate this Agreement, without any liability on the part of the Sellers, unless the relevant failure by the Purchaser is due to the breach by any of the Sellers of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by the Sellers;
(ii)to effect the Closing so far as practicable taking into account the defaults which have occurred; or
(iii)to set a new date for Closing taking into account the defaults which have occurred (not being more than ten (10) Business Days following the initially agreed date for Closing), in which case the provisions of Article 2.7 and this Article 2.8 shall apply to the Closing as so deferred but provided that such deferral may only occur once, and the term "Closing Date" throughout this Agreement shall be deemed to apply to the new Closing Date.
(b)If the Sellers fail to comply with any of their obligations under Article 2.7, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the Sellers' Agent served on the date set for Closing (without the need for any prior notice (une mise en demeure)):
(i)to terminate this Agreement, without any liability on the part of the Purchaser, unless the relevant failure by the Sellers is due to the breach by the Purchaser of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by the Purchaser;
(ii)to effect the Closing so far as practicable taking into account the defaults which have occurred; or
(iii)to set a new date for Closing (not being more than ten (10) Business Days following the initially agreed date for Closing), in which case the provisions of Article 2.7 and this Article 2.8 shall apply to the Closing as so deferred but provided that such deferral may only occur once, and the term "Closing Date" throughout this Agreement shall be deemed to apply to the new Closing Date.
(c)Notwithstanding Article 2.8(b), if the Sellers fail to comply with their obligations under Article 2.7 is due solely to the failure of any one or more Sellers to deliver or make available to the Purchaser, on or prior to the Closing Date, duly completed, executed and dated share transfer form (ordre de mouvements de titres) or reiterative deed (acte réitératif) relating to the transfer of ownership of FM1 Securities or FM2 Securities, the Sellers’ Agent shall be entitled to set a new date for Closing and the provisions of Article 2.8(a)(iii) shall apply mutatis mutandis but provided any such deferral may only occur twice.

ARTICLE III
CONDITIONS PRECEDENT TO CLOSING
3.1Conditions Precedent.
(a)The respective obligations of each Party to take the actions required to be taken by it at the Closing are subject to the fulfillment or waiver by mutual agreement of the Purchaser and the Sellers’ Agent of each of the following conditions precedent:
(i)each of the Required Antitrust Clearances shall have been duly obtained and shall be in full force and effect; and
(ii)each of the Required FDI Clearances shall have been duly obtained and shall be in full force and effect.
(b)The conditions precedent set forth in this Article 3.1 shall not have any retroactive effect.
3.2Responsibility for Satisfaction
(a)The Parties acknowledges the importance for the Sellers and the Purchaser that the Required Clearances be obtained as soon as possible and are not aware of any reason that may prevent the consummation of the Transaction on or prior to the Long-Stop Date.
(b)With respect to the Required Clearances, the Purchaser shall (and shall cause its Affiliates to) to the extent permitted by Law:
(i)provide the Sellers’ Agent with a draft form of each notification, submission or filing required to be made in order to obtain the Required Clearances (provided that privileged or sensitive information relating to the Purchaser or its Affiliates may be first removed) and a reasonable opportunity to discuss its content with the Purchaser prior to its notification, submission or filing with the relevant Governmental Authorities and shall consider and take into account all reasonable comments or requests made by the Sellers’ Agent in this respect;
(ii)(x) submit or make at its (or their) own expense, as soon as possible and in any event within fifteen (15) Business Days after the date hereof:
(A)with respect to Required Clearance for which a pre-notification process is required, recommended or customary, a first draft of such pre-notification that the Purchaser and the Sellers' Agent deem is reasonably complete with the competent Governmental Authority with respect to the transactions contemplated by this Agreement provided all information and documentary material requested from the Sellers’ Agent by the Purchaser are promptly supplied (and shall submit a formal and complete filing within two (2) Business Days after having obtained confirmation that the pre-notification is declared complete by the Relevant Governmental Authorities and can be submitted formally); and
(B)with respect to Required Clearance for which no pre-notification process is required, recommended or customary, full and accurate filings that the Purchaser and the Sellers' Agent deem is reasonably complete with the other relevant Governmental Authorities with respect to the transactions contemplated by this Agreement;
(which notifications and filings the Purchaser shall confirm to the Sellers' Agent in writing promptly after their making) in order to obtain the Required Clearances within the shortest possible delay;

(iii)supply promptly any additional information and documentary material that may be requested by the relevant Governmental Authorities in connection therewith, provided any additional information and documentary materials from the Seller (including with respect to any Group Company) are promptly supplied by the Seller (including with respect to any Group Company) to the Purchaser;
(iv)do all things necessary or appropriate under applicable Laws, at its (or their) own expense, to obtain each of the Required Clearances without undue delay on or before the Long-Stop Date, including offering (and not withdrawing) or entering into appropriate and adequate commitments or accepting such conditions or obligations that any relevant Governmental Authority may require or impose in order to grant a Required Clearances, including (x) divesting, disposing of, or holding separate (or otherwise taking or committing to take any action that limits the Purchaser’s (or its Affiliates’) freedom of action with respect to, or its ability to retain, operate or control) any of the businesses or assets of (i) the Acquired Companies, or (ii) the Purchaser (or its Affiliates)) or (y) taking any undertakings relating to (i) the governance of the Acquired Companies (such as ensuring certain members of the management team or the board of directors are French or EU nationals), (ii) the conduct of business in sensitive sectors by any Acquired Companies (such as ensuring that business in sensitive sectors is always performed by a French Entity, maintaining in France and in proper condition the industrial capacities (including relevant R&D capacities, related technologies and know-how, competent teams) which are necessary for the performance of the business in sensitive sectors and preserving the competitiveness and innovation capacity of the Acquired Companies in the sensitive sectors), (iii) the protection of the Acquired Companies’ intellectual property rights (IP) (such as maintaining the Intellectual Property rights owned by French Acquired Companies in France and keeping such rights “ITAR free”), (iv) the on-going and future agreements relating to sensitive sectors (such as ensuring performance of the Acquired Companies’ contractual obligations relating to sensitive sectors, refraining from taking any decision contrary to the obligations under on-going or future agreements and ensuring that the Acquired Companies continue to perform the business in sensitive sectors on reasonable market conditions and with no alteration in the quality, quantity or performance thereof), (v) the safeguarding of sensitive information (such as protecting information relating to sensitive sectors from unauthorized access), (vi) the provision of information to any Governmental Authority on the implementation of the undertakings and on the conduct of the business in sensitive sectors or (vii) the resale of the Acquired Companies (such as the right for any Governmental Authority to be involved in its subsequent sale (it being acknowledged and agreed, for the avoidance of doubt, that none of the Purchaser’s obligations under this Article 3.2 or any actions taken in relation thereto shall have any consequences on the Purchase Price or the other terms and conditions of this Agreement), provided that in no event shall the Purchaser be required to make any divestment or disposal pursuant to this Article 3.2(b)(iv) that would, individually or in the aggregate, constitute a Burdensome Condition in order to obtain a Required Antitrust Clearance;
(v)not take any actions (including entering into any transaction, agreement or other arrangement or making or undertaking to make any investment) that could reasonably be expected to make it more difficult to obtain the Required Clearances or to result in any material delay in obtaining the Required Clearances (including making any notifications, submissions, fillings to obtain any clearance other than the Required Clearances);
(vi)keep the Sellers’ Agent regularly and reasonably informed of the processing of the notifications, submissions and filings referred to above, including:
(A)notifying the Sellers’ Agent promptly of any material communications (written or oral) from the relevant Governmental Authorities,
(B)providing the Sellers’ Agent with a draft form of any material written communications or with a summary of any material communications (oral or written) proposed to be made to the relevant Governmental Authorities (including notifications, briefs, arguments and proposals), and taking into account any reasonable comments or requests made by the Sellers’ Agent with respect thereto;
(C)providing the Sellers’ Agent promptly with the final form of any material written communications made to the relevant Governmental Authorities (including notifications, briefs, arguments and proposals), including the proposed final form of or summary of any such communication, prior to filing or submitting such material communications with or to such Governmental Authorities;
(D)organizing regular review with the Sellers’ Agent (and its advisors) of the progress of any notifications, submissions and filings (including where necessary, seeking to identify appropriate commitments or remedies); and
(E)informing the Sellers’ Agent promptly if it becomes aware of anything that might result in any Required Clearance being delayed or denied (including the opening of any in-depth investigation), provided that in the case of all such documents, privileged or commercially sensitive information relating to the Purchaser or its Affiliates shall be redacted and un-redacted copies shall only be provided to the Sellers’ external counsel on a counsel-to-counsel basis;
(vii)to the fullest extent practicable, provide the Sellers’ Agent and its advisors with a reasonable opportunity to participate in any important meeting or telephone conversations with the relevant Governmental Authorities; and
(viii)give notice to the Sellers’ Agent of the receipt of any Required Clearance, in each case within two (2) Business Days of its becoming aware of the same (including a copy of the Required Clearance when it becomes available).
(c)Each of the Sellers shall, within the limits of its powers as a shareholder, employee or officer of the Company, FM1 or FM2, use its reasonable endeavors to ensure that the Acquired Companies assist and cooperate with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser or its Affiliates (or jointly by the Purchaser and the Sellers) pursuant to this Article 3.2 for all the Required Clearances.
(d)The Purchaser shall assume all filing fees, costs and expenses in connection with the preparation and obtaining of the Required Clearances (excepting all attorney fees incurred by the Sellers) and similar charges incurred by the Purchaser in connection therewith and accordingly none of the Purchaser’s obligations under this Article 3.2, nor any actions taken in relation thereto shall have any consequence on the Purchase Price or the other terms and conditions of this Agreement. For the avoidance of doubt, to the extent an Acquired Company incurs fees, costs and expenses in connection with any Required Clearance, such fees, costs and expenses shall be treated as Permitted Leakages for the purposes of this Agreement to the extent such fees, costs and expenses were previously approved by the Purchaser.
(e)In the event of any of the Required Clearance is not obtained prior to the Long-Stop Date, the Sellers shall be entitled (but shall not be obligated), by written notice from the Sellers’ Agent to the Purchaser, to (i) terminate this Agreement in accordance with Article 10.1(c) or (ii) postpone (at one or more times) the Long-Stop Date to a future date compatible with the appropriate schedule for obtaining the relevant Required Clearance and in any event no later than six (6) months after the Long-Stop Date (the "Extended Long-Stop Date"), in which event the provisions of this Article 3.2 shall apply mutatis mutandis as if the Extended Long-Stop Date were the Long-Stop Date. In the event of any of the Required Clearance not having been obtained prior to the Long-Stop Date for reasons attributable to any of the Sellers or the Group Companies, if the Purchaser so

requires, the Sellers shall be under the obligation to set an Extended Long-Stop Date at such date determined by the Purchaser but in any event no later than six (6) months after the Long-Stop Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS
Each of the Sellers hereby represents and warrants to the Purchaser (but with respect to Article 4.1, only in respect of itself or only in respect of the Transferred Securities it owns, as applicable), as of the Put Option Date and as of the Closing Date (except for such representations which are expressly made as of the Put Option Date or as of the Closing Date and are therefore made on such date only) as set forth below.
4.1General Representations by each Seller Individually.
Each Seller represents and warrants to the Purchaser as follows in respect of itself (and not in respect of any other Seller):
(a)each Seller has the power and authority to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated herein and has obtained all necessary consents and authorizations required to be obtained by it (and not by the Purchaser) to perform this Agreement (subject, prior to Closing, to the accuracy of the representations and warranties of the Purchaser under Article V);
(b)this Agreement has been duly executed by each Seller and constitutes a legal valid and binding obligation on each Seller, enforceable against it in accordance with its terms;
(c)each Seller owns, as of the Put Option Date, the category and quantity of Transferred Securities set out opposite its name in Annex (C), Annex (D) and Annex (E), as such Annexes may be updated in accordance with the terms herein;
(d)each Seller will, at Closing, be the sole owner of the Transferred Securities set out opposite its name in the Securityholdings Tables that it will sell or contribute to the Purchaser and such Transferred Securities will, on the Closing Date, be fully paid up, validly issued and free and clear from any Encumbrance;
(e)each of the Sellers which is not an individual is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Insolvency Proceedings;
(f)neither the entering into of this Agreement, nor the performance by a Seller of its obligations hereunder, nor the completion of the transactions contemplated herein does or will:
(i)conflict with or violate any provision of the Organizational Documents of such a Seller, if it is an Entity;
(ii)violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which such a Seller or any of its Affiliates is a party or by which such a Seller or any of its Affiliates is bound in a manner that would prevent such Seller to perform its obligations under this Agreement; or
(iii)subject to obtaining the Required Clearances and accuracy of the representation set forth in Article5.2(a), constitute a violation by such Seller or any of its Affiliates of any Laws or Judgments;
(g)each Seller who is an individual represents that neither the performance of its obligations hereunder nor the completion of the transactions contemplated herein conflicts with or breaches the marital property regime or nuptial agreement of such Seller (where applicable).
4.2Additional Representations by the Sellers on a Several Basis
The Sellers represent and warrant severally but not jointly (conjointement mais non solidairement) to the Purchaser that:
(a)the Securities represent 100% of the capital and voting rights of, and securities giving access immediately or in the future to the share capital in the Company. On the Closing Date, except for the Securities, the Company has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever giving access immediately or in the future to the share capital of the Company; and there are no options or other agreements or undertakings pursuant to which the Company is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever;
(b)the Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and is not subject to any Insolvency Proceedings;
(c)except for minority interests owned as short-term investments (such as valeurs mobilières de placement), the Company does not hold any other interest, directly or indirectly, in any Entity which is not listed in Annex (F); and
(d)Annex (F) sets forth a complete list of each of the Active Subsidiaries, indicating for each of the Active Subsidiaries: its jurisdiction of incorporation; its issued share capital; and the percentage of its fully diluted issued share capital (or other equity interests) owned, directly or indirectly, by the Company. Each Active Subsidiary is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and is not subject to any Insolvency Proceedings. On the Closing Date, except for the shares listed under Annexe (F), the Active Subsidiaries have not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever giving access immediately or in the future to the share capital of the Active Subsidiaries; and there are no options or other agreements or undertakings pursuant to which an Active Subsidiary is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever. On the Closing Date, subject only to the release of the Existing Encumbrances, all of the shares in the Active Subsidiaries are free and clear from any pledge, charge (fixed or floating), option, pre-emptive right, right of first refusal, escrow or foreclosure (other than any such Encumbrances included in the Relevant Articles of Association). For the purpose of this Agreement, the "Active Subsidiaries" means the Subsidiaries of the Company other than Exxelia Singapore PTE Ltd and N'ERGY China.
4.3Additional Representations by the FM1 Sellers on a Several Basis
If the FM1 Upper Exit Conditions are met, the FM1 Sellers represent and warrant severally but not jointly (conjointement mais non solidairement) to the Purchaser that:
(a)the FM1 Ordinary Shares represent, together with the FM1 Preferred Share, 100% of the share capital and voting rights of FM1 and are validly issued and fully paid-up. On the Closing date, FM1 has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever giving access immediately or in the future to the share capital of FM1; and there are no options or other agreements or undertakings pursuant to which FM1 is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever;
(b)FM1 is duly organized and validly existing under the laws of France, and is not subject to any Insolvency Proceedings;
(c)FM1 is solely engaged (and has always solely been engaged) in the business of owning Securities issued by the Company, has never had any employees, and does not hold any material assets other than the Company Securities listed opposite its name in Annex (D) and has no outstanding indebtedness for money borrowed or any other liabilities other than reflected in its FM1 Net Cash Position or ordinary course operational and administrative costs and expenses;
(d)the Securities held by FM1 will, at Closing, be free and clear from any Encumbrances;
(e)except for the Securities, FM1 does not hold any other interest, directly or indirectly, in any other Entity; and
(f)FM1 has no financial outstanding indebtedness for money borrowed or any other liabilities or ordinary course operational and administrative costs and expenses, other than reflected in its FM1 Net Cash Position.
4.4Additional Representations by the FM2 Sellers on a Several Basis
If the FM2 Upper Exit Conditions are met, the FM2 Sellers represent and warrant severally but not jointly (conjointement mais non solidairement) to the Purchaser that:
(a)the FM2 Ordinary Shares represent, together with the FM2 Preferred Share, 100% of the share capital and voting rights of FM2 and are validly issued and fully paid-up. On the Closing Date, FM2 has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever giving access immediately or in the future to the share capital of FM2; and there are no options or other agreements or undertakings pursuant to which FM2 is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever;
(b)FM2 is duly organized and validly existing under the laws of France, and is not subject to any Insolvency Proceedings;
(c)FM2 is solely engaged (and has always solely been engaged) in the business of owning Securities issued by the Company, has never had any employees, does not hold any material assets other than the Company Securities listed opposite its name in Annex (E), and has no outstanding indebtedness for money borrowed or any other liabilities other than reflected in its FM2 Net Cash Position or ordinary course operational and administrative costs and expenses;
(d)the Securities held by FM2 will, at Closing, be free and clear from any Encumbrances;
(e)except for the Securities, FM2 does not hold any other interest, directly or indirectly, in any other Entity; and
(f)FM2 has no financial outstanding indebtedness for money borrowed or any other liabilities or ordinary course operational and administrative costs and expenses, other than reflected in its FM2 Net Cash Position.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
The Purchaser hereby represents, warrants and acknowledges to the Sellers, as of the date hereof and as of the Closing Date (except for such representations which are expressly made as of the Put Option Date or as of the Closing Date and are therefore made on such date only) as set forth below:
5.1Organization and Due Authorization of the Purchaser.
(a)The Purchaser is a company duly incorporated and validly existing under the laws of of its jurisdiction of incorporation or formation, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Insolvency Proceedings. The Purchaser has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
(b)The entering into of this Agreement and the performance of the Purchaser’s obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the Purchaser. This Agreement has been duly signed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.
(c)Neither the entering into of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:
(i)conflict with or violate any provision of the Organizational Documents of the Purchaser;
(ii)violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates is bound in a manner that would prevent the Purchaser to perform its obligations under this Agreement; or
(iii)subject to obtaining the Required Clearances, constitute a violation by the Purchaser or any of its Affiliates of any Laws or Judgments.
5.2Governmental Authorizations, Etc.
(a)Other than the Required Clearances, no Governmental Authorization or other third party consent is required to be made or obtained by the Purchaser or any of its Affiliates prior to the Closing in connection with (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement.
(b)Each of the Purchaser, its directors, officers, and other individuals having primary management or supervisory responsibilities of the Purchaser, (a) is a U.S. citizen or company and (b) is not, and is not controlled by, a "foreign person" or a "foreign entity" as such terms are respectively defined in 31 C.F.R. § 800.224 and 31 C.F.R. § 800.220.
5.3Financing.
The Purchaser's obligations hereunder are not subject to any conditions regarding its or any other Person's ability to obtain or provide financing for the consummation of the transactions contemplated by this Agreement. The Purchaser has, prior to the date hereof, obtained all the financing commitments in order to have sufficient funds necessary and immediately available to pay in full, on the Closing Date, the Closing Payments and to make such other payments required to be made by the Purchaser pursuant to this Agreement.
5.4Acknowledgements.
(a)The Purchaser acknowledges that, prior to the execution of this Agreement, it and its advisors have been given access to the Disclosed Information and the opportunity to attend meetings and Q&A sessions with the Sellers, the management of the Acquired Companies and their advisors. The Purchaser acknowledges that it has carried out a full independent and satisfactory due diligence of the Acquired Companies, has reviewed the Disclosed Information to its reasonable satisfaction and has assessed the contents of the Disclosed Information, in particular by discussing the same with senior management of the Acquired Companies and asking any question which the analysis of the Disclosed Information might entail to such senior management and the advisors of the Sellers and the Acquired Companies. The Purchaser hereby represents that it has taken the Disclosed Information and any such discussions and answers to its questions into account in the terms of its offer to acquire the Transferred Securities. The Purchaser further acknowledges that, taking into account its knowledge and experience in financial and business matters, it has been provided with information and disclosures customary for a transaction of this nature . In entering into this Agreement, the Purchaser has relied upon its own review and analysis of the Disclosed Information, upon the representations and warranties of the Sellers expressly set forth in this Agreement and upon its own independent investigations. Accordingly, the Sellers shall not be liable to the Purchaser hereunder or otherwise by reason of any facts or matters Disclosed to the Purchaser in the Disclosed Information.
(b)The Purchaser acknowledges (i) that it has assessed the impact that the spread of COVID-19, any Pandemic Measure and the Ukraine Situation has had, is having and is likely to have, on the operations and financial condition of the Group Companies and have been fully taken into account in the terms of this Agreement and (ii) that in no event would COVID-19, any Pandemic Measure or the Ukraine Situation in its current state as well as any evolution thereof (including in the event of a deterioration of the COVID-19 situation, the implementation of additional Pandemic Measures by Governmental Authorities in the context thereof and the Ukraine Situation) constitute an event of force majeure or have any consequences or effects on the terms on this Agreement. Consequently, the Purchaser hereby irrevocably waives any right that it has, or may have in the future, to withhold execution of its obligations under this Agreement as a result thereof (including the right to request the postponement or suspension of any contractual delays agreed upon in this Agreement or any other protective measures if such measures were to be implemented after the date hereof).
(c)The Purchaser further acknowledges that the representations and warranties of the Sellers set forth in this Agreement supersede any and all earlier representations, warranties or statements made by any directors, officers, employees, agents, representatives or advisors of the Sellers (collectively, the "Sellers’ Representatives") regarding the Transferred Securities, any of the Group Companies or any other matter referenced in this Agreement, and that, save as set out in any other binding agreement entered into by any Seller in connection with the transactions contemplated by this Agreement (with respect to such Seller only), neither any of the Sellers nor any of the Sellers’ Representatives shall have any liability in respect of any such earlier representations, warranties or statements (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers’ Representatives). Except as expressly set forth in this Agreement or any other binding agreement entered into by any Seller in connection with the transactions contemplated by this Agreement (with respect to such Seller only), neither any of the Sellers nor any of the Sellers’ Representatives makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Transferred Securities, any of the Group Companies or any of the transactions contemplated hereby (including as to the accuracy or completeness of any information provided to the Purchaser or its representatives). In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the

Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1641 and 1643 of the French Civil Code (Code Civil).
(d)The Purchaser further acknowledges that, save as set out in this Agreement or any other binding agreement entered into by any Seller (with respect to such Seller only), neither any of the Sellers nor any of the Sellers’ Representatives makes any representation or warranty with respect to (i) the Disclosed Information, (ii) the future relations of any of the Acquired Companies with any customers or suppliers or (iii) any financial or business prospects, financial projections, business plans, budgets, estimates, predictions or forecasts (collectively "Projections") relating to any of the Acquired Companies (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers’ Representatives). The Purchaser acknowledges that there are numerous assumptions reflected in such Projections and significant uncertainties, including uncertainties arising from the COVID-19, any Pandemic Measure and the Ukraine Situation (and has had in this respect the opportunity to discuss the same with the management of the Acquired Companies) inherent in attempting to make such Projections, that the Purchaser is fully familiar with such types of assumptions and uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections or forward-looking statements furnished to it, and that the Purchaser shall not have any claim against any of the Sellers or any of the Sellers’ Representatives with respect thereto save as set out in this Agreement or any other binding agreement entered into by any Seller (with respect to such Seller only).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR
The Guarantor hereby represents, warrants and acknowledges to the Sellers as of the date hereof and as of the Closing Date (except for such representations which are expressly made as of the Put Option Date or as of the Closing Date and are therefore made on such date only) as set forth below:
(a)The Guarantor is a corporation duly incorporated and validly existing under the laws of Florida, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Insolvency Proceedings. The Guarantor has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
(b)The entering into of this Agreement and the performance of the Guarantor’s obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the Guarantor. This Agreement has been duly signed by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms.
(c)Neither the entering into of this Agreement, nor the performance by the Guarantor of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:
(i)conflict with or violate any provision of the Organizational Documents of the Guarantor;
(ii)violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any material Contract or Governmental Authorization to which the Guarantor or any of its Affiliates is a party or by which the Guarantor or any of its

Affiliates is bound in a manner that would prevent the Guarantor to perform its obligations under this Agreement; or
(iii)subject to obtaining the Required Clearances, constitute a violation by the Guarantor or any of its Affiliates of any Laws or Judgments.
(d)Other than the Required Clearances, no Governmental Authorization or other third party consent is required to be made or obtained by the Guarantor or any of its Affiliates prior to the Closing in connection with (a) the entering into of this Agreement by the Guarantor, (b) the performance by the Guarantor of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement.
(e)Each of the Guarantor, its directors, officers, and other individuals having primary management or supervisory responsibilities of the Guarantor, (a) is a U.S. citizen or company and (b) is not, and is not controlled by, a "foreign person" or a "foreign entity" as such terms are respectively defined in 31 C.F.R. § 800.224 and 31 C.F.R. § 800.220.
ARTICLE VII
LOCKED-BOX ARRANGEMENTS
7.1Locked-Box Undertakings.
(a)Acquired Companies Locked-Box. Each of the Sellers warrants (with respect to the portion of the Locked-Box Period prior to the date hereof) and undertakes (with respect to the portion of the Locked-Box Period commencing on the date hereof) that, except as set forth on Annex 7.1 (the "Permitted Leakage") or as otherwise expressly permitted by the terms of this Agreement, during the Locked-Box Period:
(i)no management, service or similar fee has been or will be charged by or for the benefit of any Restricted Payee to any Acquired Company and there has not been and will not be a payment of any management, service or similar fee from any Acquired Company to or for the benefit of any Restricted Payee;
(ii)no payment in respect of share capital or securities, including dividend (including interim dividend), return of capital (whether by reduction of capital, redemption or purchase of shares or otherwise) or other distribution of profits, reserves, premiums or assets has been or will be declared, paid or made by any Acquired Company to or for the benefit of any Restricted Payee;
(iii)no amount in respect of any loan (including in the form of bonds, convertible or otherwise) or shareholder loan (including principal and interest), shares or other securities (including by way of any issue, redemption, conversion, purchase or repayment of any shares or other securities, or any other return of capital) has been or will be paid or issued by any Acquired Company to or for the benefit of any Restricted Payee;
(iv)no professional advisers’ or brokers’ fees or expenses have been or will be incurred by an Acquired Company in connection with the Sellers obligations including in respect of the Transaction;
(v)no bonus, benefits, or payments have been or will be made by an Acquired Company to any employee, director or officer of an Acquired Company (in connection with the Transaction);

(vi)no liability has been or will be assumed, no indemnity, guarantee or Encumbrance has been or will be granted and no debt or claim has been or will be forgiven, waived or released by any Acquired Company on behalf or in favor of any Restricted Payee;
(vii)no asset has been or will disposed of for less than its full value, and no debt or claim has been or will be waived (in whole or in part), repaid at less than its full value, forgiven or released by any Acquired Company on behalf or in favor of or for the benefit of any Restricted Payee (including any Tax of, imposed on or payable by the Restricted Payee);
(viii)no other payment (in cash or in kind) has been or will be made or conferred by any Acquired Company to or for the benefit of any Restricted Payee; and
(ix)none of the Acquired Companies has made or entered into, or will make or enter into, any agreement or arrangement the performance of which would breach any of the foregoing Paragraphs (i) through (vii).
Any Tax arising from, or incurred in respect of, any of the matters referred to in (i) to (vii) shall be deemed to be Leakage for all purposes under this Agreement.
(b)FM1 Locked-Box. Provided that the FM1 Upper Exit Conditions are met, each of the FM1 Sellers warrants (with respect to the portion of the Locked-Box Period prior to the date hereof) and undertakes (with respect to the portion of the Locked-Box Period commencing on the date hereof), except for the Permitted Leakage set forth on Annex 7.1 or as otherwise expressly permitted by the terms of this Agreement, during the Locked-Box Period:
(i)no management, service or similar fee has been or will be charged by or for the benefit of any Restricted Payee to FM1 and there has not been and will not be a payment of any management, service or similar fee from FM1 to or for the benefit of any Restricted Payee;
(ii)no payment in respect of share capital or securities, including dividend (including interim dividend), return of capital (whether by reduction of capital, redemption or purchase of shares or otherwise) or other distribution of profits, reserves, premiums or assets has been or will be declared, paid or made by FM1 to or for the benefit of any Restricted Payee;
(iii)no amount in respect of any loan (including in the form of bonds, convertible or otherwise), shareholder loan (including principal and interest), shares or other securities (including by way of any issue, redemption, conversion, purchase or repayment of any shares or other securities, or any other return of capital) has been or will be paid or issued by FM1 to or for the benefit of any Restricted Payee;
(iv)no professional advisers’ or brokers’ fees or expenses have been or will be incurred by FM1 in connection with the Sellers obligations (including in respect of the Transaction);
(v)no bonus, benefits, or payments have been or will be made by FM1 to any employee, director or officer of an Acquired Company in connection with the Transaction;
(vi)no liability has been or will be assumed, no indemnity, guarantee or Encumbrance has been or will be granted and no debt or claim has been or will be forgiven, waived or released by FM1 on behalf or in favor of any Restricted Payee;
(vii)no asset has been or will be disposed of for less than its full value, and no debt or claim has been or will be waived (in whole or in part), repaid at less than its full value,

forgiven or released by FM1 on behalf or in favor of or for the benefit of any Restricted Payee (including any Tax of, imposed on or payable by the Restricted Payee);
(viii)no other payment (in cash or in kind) has been or will be made or conferred by FM1 to or for the benefit of any Restricted Payee; and
(ix)FM1 has not made or entered into, and will not make or enter into, any agreement or arrangement the performance of which would breach any of the foregoing Paragraphs (i) through (vii).
Any Tax arising from, or incurred in respect of, any of the matters referred to in (i) to (vii) shall be deemed to be Leakage for all purposes under this Agreement.
(c)FM2 Locked-Box. Provided that the FM2 Upper Exit Conditions are met, each of the FM2 Sellers warrants (with respect to the portion of the Locked-Box Period prior to the date hereof) and undertakes (with respect to the portion of the Locked-Box Period commencing on the date hereof), except for the Permitted Leakage set forth on Annex 7.1 or as otherwise expressly permitted by the terms of this Agreement, during the Locked-Box Period:
(i)no management, service or similar fee has been or will be charged by or for the benefit of any Restricted Payee to FM2 and there has not been and will not be a payment of any management, service or similar fee from FM2 to or for the benefit of any Restricted Payee;
(ii)no payment in respect of share capital or securities, including dividend (including interim dividend), return of capital (whether by reduction of capital, redemption or purchase of shares or otherwise) or other distribution of profits, reserves, premiums or assets has been or will be declared, paid or made by FM2 to or for the benefit of any Restricted Payee;
(iii)no amount in respect of any loan (including in the form of bonds, convertible or otherwise), shareholder loan (including principal and interest), shares or other securities (including by way of any issue, redemption, conversion, purchase or repayment of any shares or other securities, or any other return of capital) has been or will be paid or issued by FM2 to or for the benefit of any Restricted Payee;
(iv)no professional advisers’ or brokers’ fees or expenses have been or will be incurred by FM2 in connection with the Sellers obligations (including in respect of the Transaction);
(v)no bonus, benefits, or payments have been or will be made by FM2 to any employee, director or officer of an Acquired Company in connection with the Transaction;
(vi)no liability has been or will be assumed, no indemnity, guarantee or Encumbrance has been or will be granted and no debt or claim has been or will be forgiven, waived or released by FM2 on behalf or in favor of any Restricted Payee;
(vii)no asset has been or will be disposed of for less than its full value, and no debt or claim has been or will be waived (in whole or in part), repaid at less than its full value, forgiven or released by FM2 on behalf or in favor of or for the benefit of any Restricted Payee (including any Tax of, imposed on or payable by the Restricted Payee);
(viii)no other payment (in cash or in kind) has been or will be made or conferred by FM2 to or for the benefit of any Restricted Payee; and

(ix)FM2 has not made or entered into, and will not make or enter into, any agreement or arrangement the performance of which would breach any of the foregoing Paragraphs (i) through (vii).
Any Tax arising from, or incurred in respect of, any of the matters referred to in (i) to (vii) shall be deemed to be Leakage for all purposes under this Agreement.
7.2Exempt Transactions. Notwithstanding anything to the contrary set forth herein, no transaction undertaken on an arms’ length basis and in the ordinary course of business between any Acquired Company, on the one hand, and any Exempt Portfolio Company, on the other hand, shall be deemed to constitute a breach of Article 7.1.
7.3Consequences of Breach.
(a)Each Seller shall repay to the Purchaser a sum equal to the positive difference between (i) any Leakage received by said Seller or any of its Restricted Payees on a euro for euro basis increased by any reasonable costs incurred to claim and recover such Leakage and (ii) the amount equal to any Tax Benefit of the relevant Acquired Company (or FM1 or FM2, as applicable) directly attributable to (and that would not have arisen but for) the relevant Leakage (if any). For the avoidance of doubt, (x) none of the Sellers shall be liable to reimburse the Purchaser in respect of any of the Permitted Leakage set forth in Annex 7.1 and (y) a Leakage may not be repaid more than once to the Purchaser (and to the extent any payment resulting from a Leakage is due to the Purchaser in accordance with this Article 7.2, the Purchaser shall procure that the relevant Acquired Company (or FM1 or FM2, as applicable) shall not claim for the payment of the same from any of the Sellers or their Affiliates) provided that:
(i)to the extent the Leakage concerns an item which is not the payment of a sum of monies, the amount to repay shall be equal to the Loss incurred by the relevant Acquired Company (or FM1 or FM2, as applicable) (i.e., an amount which places the relevant Acquired Company (or FM1 or FM2, as applicable) in the same financial position as if such Leakage had not occurred);
(ii)to the extent any Leakage is received or made in favor of a given Seller or any of its Restricted Payees, the repayment obligation shall be entirely borne by such Seller;
(iii)to the extent the Leakage is received by a third party and not by a Seller or any of its Restricted Payees or cannot be reasonably attributed to a given Seller or Seller’s Restricted Payee, the repayment obligation shall be borne (a) by each of the Seller(s) for the account of whom such Leakage was paid, on a several basis (conjointement mais non solidairement), pro rata the Allocable Fraction of each such Seller or, (b) when (a) is not applicable, by all Sellers, on a several basis (conjointement mais non solidairement), in proportion of the Allocable Fraction of each Seller.
(b)No Seller shall have any repayment liability under Article 7.2 unless:
(i)a claim has been notified by the Purchaser to the Sellers’ Agent in writing on or before the date which is twelve (12) months from the Closing Date; and
(ii)Proceedings have been brought against the concerned Seller(s) within six (6) months of its being notified in accordance with Paragraph (i) above if the relevant claim has not been agreed by the concerned Seller(s).
(c)The Parties hereby agree that any payment made by any Seller under this Article 7.2 shall be deemed to constitute an adjustment to the Purchase Price (with respect to the portion of the Purchase Price attributable to the Transferred Securities sold or, as the case may be, contributed by such Sellers) and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes. With respect to the portion of the Purchase Price contributed by the Contributing Sellers pursuant to Article 8.3, the Parties hereby agree that the relevant Contributing Seller shall indemnify and hold harmless the Purchaser for any such payment (or the fraction of any such payment) due under this Article 7.2.
(d)Up to the time of the Closing, the Sellers’ Agent shall notify the Purchaser in the Pre-Closing Statement any receipt by any Restricted Payee of any Leakage (known by the Sellers' Agent). If the Purchaser is notified by the Sellers’ Agent prior to the Closing of any Leakage, the amount equal to the positive difference between (i) the amount of such Leakage on a euro for euro basis and (ii) the amount equal to any Tax Benefit of the relevant Group Company directly attributable to (and that would not have arisen but for) such Leakage (if any) shall be deducted from the Purchase Price to be paid at the Closing.
(e)Notwithstanding any other provision of this Agreement, a claim under this Article 7.2 shall be the sole remedy available to the Purchaser as a result of, or in relation to, a breach or inaccuracy of the warranties and undertakings set forth in Article 7.1. For the avoidance of doubt, the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once (including through a claim under Article VIII) in respect of the same Leakage.
ARTICLE VIII
PRE-CLOSING COVENANTS
8.1Ordinary Course of Business. During the period from the date of this Agreement to the Closing, except as may be (w) contemplated or authorized by this Agreement, (x) disclosed on Annex 8.1, (y) required by a contractual obligation existing on the date hereof or by applicable Law, or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed, having due consideration for the interests, as applicable, of the Acquired Companies):
(a)each of the Sellers shall, within the limits of its powers as a shareholder of the Company, of FM1 or of FM2 or as an employee, officer or board member of any Acquired Company, ensure that each of the Acquired Companies carries on its business only in the ordinary course consistent with past practice, and does not take any of the following actions:
(i)amending its Organizational Documents in any material respect which would be detrimental to the Purchaser or the consummation of the transactions contemplated herein, other than to comply with applicable Laws;
(ii)acquiring, by merger, consolidation, purchase of stock or assets or otherwise, or disposing of any Entity (other than an Acquired Company) or business (fonds de commerce) for an enterprise value (other than the business of any Acquired Company);
(iii)altering its issued share capital or recommending, declaring, setting aside, making or paying any dividend (including interim dividend) or other distribution in respect of its share capital (in cash or otherwise), or purchasing or redeeming any shares in its share capital, except for in each case, to the benefit of another Acquired Company;
(iv)issuing, allotting, acquiring or selling any shares in its share capital or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or any loan capital or other securities or grant any right or option to call for the foregoing, except for in each case, to the benefit of another Acquired Company;

(v)incurring or assuming, other than in the ordinary course of business consistent with past practice, any material indebtedness for borrowed money (including through the issuance of debt securities), except for (w) any drawdown or funding made under factoring program or other existing credit facilities (to the extent disclosed to the Purchaser in the Disclosed Information), (x) indebtedness to another Acquired Company, (y) or overdrafts or financial leases in the ordinary course of business consistent with past practices, and (z) hedging transactions in foreign currencies in the ordinary course of business consistent with past practices;
(vi)disposing of any securities or other interest in any Acquired Companies;
(vii)reducing, repaying or redeeming any shares, loan capital or other securities or grant any option to call for the foregoing, except for in each case, to the benefit of another Acquired Company;
(viii)entering into any agreement or incur any commitment involving any capital expenditure in excess of €1.000.000 on aggregate other than pursuant to the budget shared with the Purchaser;
(ix)acquiring or disposing any real estate assets;
(x)acquiring or disposing of, or agree to acquire or dispose of, any material asset involving consideration, expenditure or liability in excess of €1.000.000 other than pursuant to the budget shared with the Purchaser;
(xi)resolving that any Group Company shall be voluntarily wound-up;
(xii)entering into any material transaction with or for the benefit of (A) any of the directors of Any Group Company or (B) of any person who is connected with any of those such directors, except (x) in the normal and ordinary course of its business, and (y) on terms which are in any material respect no less favorable to such Group Company than normal arm's length terms;
(xiii)any increase in compensation or non-contractual bonuses for any Key Senior Employee (other than in accordance with applicable Laws, collective agreements or terms of employment or office);
(xiv)terminating any contract representing revenue or spend in excess of €1.000.000 per annum;
(xv)any decision to terminate the employment of any of the Key Senior Employees (other than for cause);
(xvi)making any change in its accounting procedures or practices unless mandated by the accounting principles generally accepted in its jurisdiction of incorporation; or
(xvii)committing to take any of the actions set forth in the foregoing Paragraphs (i) through (vi);
(b)each of the FM1 Sellers shall, within the limits of its powers as a shareholder or legal representative of FM1, ensure that FM1 carries on its business as a pure holding company only in the ordinary course, and does not take any of the following actions:

(i)amending its Organizational Documents in any material respect in any material respect which would be detrimental to the Purchaser or to the consummation of the transactions contemplated herein, other than to comply with applicable Laws;
(ii)acquiring, by merger, consolidation, purchase of stock or assets or otherwise, or disposing of any Entity or business;
(iii)transferring or disposing of any interest in or creating, granting or issuing any Encumbrance over any securities issued by FM1;
(iv)altering its issued share capital or recommending, declaring, setting aside, making or paying any dividend (including interim dividend) or other distribution in respect of its share capital (in cash or otherwise), or purchasing or redeeming any shares in its share capital;
(v)issuing, allotting, acquiring or selling any shares in its share capital or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or any loan capital or other securities or grant any right or option to call for the foregoing;
(vi)incurring or assuming any indebtedness for borrowed money (including through the issuance of debt securities), other than in the ordinary course consistent with past practices;
(vii)making any change in its accounting procedures or practices unless mandated by Law or the accounting principles generally accepted in its jurisdiction of incorporation;
(viii)engaging in any business activities (other than holding securities issued by the Company) or hiring any employees; or
(ix)committing to take any of the actions set forth in the foregoing Paragraphs (i) through (viii);
(c)each of the FM2 Sellers shall, within the limits of its powers as a shareholder or legal representative of FM2, ensure that FM2 carries on its business as a pure holding company only in the ordinary course, and does not take any of the following actions:
(i)amending its Organizational Documents in any material respect in any material respect which would be detrimental to the Purchaser or to the consummation of the transactions contemplated herein, other than to comply with applicable Laws;
(ii)acquiring, by merger, consolidation, purchase of stock or assets or otherwise, or disposing of any Entity or business;
(iii)transferring or disposing of any interest in or creating, granting or issuing any Encumbrance over any securities issued by FM2;
(iv)altering its issued share capital or recommending, declaring, setting aside, making or paying any dividend (including interim dividend) or other distribution in respect of its share capital (in cash or otherwise), or purchasing or redeeming any shares in its share capital;
(v)issuing, allotting, acquiring or selling any shares in its share capital or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or any loan capital or other securities or grant any right or option to call for the foregoing;

(vi)incurring or assuming any indebtedness for borrowed money (including through the issuance of debt securities), other than in the ordinary course consistent with past practices;
(vii)making any change in its accounting procedures or practices unless mandated by Law or the accounting principles generally accepted in its jurisdiction of incorporation;
(viii)engaging in any business activities (other than holding securities issued by the Company) or hiring any employees; or
(ix)committing to take any of the actions set forth in the foregoing Paragraphs (i) through (viii).
For the purposes of granting any consents which may be requested by the Sellers’ Agent, an Acquired Company, FM1 or FM2 pursuant to this Article 8.1, the Purchaser hereby designates Victor Mandelson (VMendelson@heico.com) with immediate effect and represents and warrants to, and agrees with, the Sellers’ Agent and each of the Sellers that Victor Mandelson shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement. Within five (5) Business Days of receipt by such person (sent by e-mail only, as an exception to Article 11.10) of any request for consent from the Sellers’ Agent, an Acquired Company, FM1 or FM2, the Purchaser shall have the right to notify the Sellers’ Agent, the relevant Acquired Company, FM1 or FM2 that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser shall not have notified the Sellers’ Agent, the relevant Acquired Company, FM1 or FM2, as the case may be, of its objection to a proposed action within such period of five (5) Business Days, the Purchaser shall be deemed to have consented to such proposed action.
(d)Nothing herein shall operate to restrict or prevent:
(i)any commercially reasonable action undertaken by any Acquired Company in an emergency or disaster situation with the intention of minimising any adverse effect thereof after consultation with the Purchaser if legally and practically possible;
(ii)any action taken as a response to any Pandemic Measure or any other action taken in accordance with applicable Laws in response to, or in the context of, the COVID-19, and which (i) is reasonably necessary (a) to protect the health, safety and welfare of the directors, officers or employees of the Acquired Companies and other individuals having business dealing with the Acquired Companies, or (b) to respond to third party supply or service disruptions caused by COVID-19 or (ii) is consistent with actions taken or contemplated by other businesses or enterprises of similar size of the Acquired Companies operating in a similar industry and a similar geographic presence.
8.2Access and Information. During the period from the date of this Agreement to the Closing, upon the reasonable written request of the Purchaser and subject to compliance by the Purchaser with the terms of the Confidentiality Agreement and applicable Laws (including antitrust Laws), the Sellers’ Agent shall arrange for the Purchaser and its representatives to be granted reasonable access during normal business hours to the CEO and CFO and, subject to the prior written consent of the CEO or the CFO and under their supervision, to the Acquired Companies’ senior management and, within the supervision and control of the CEO, to information concerning the business, properties and operations of the Acquired Companies, as the Purchaser may reasonably request from time to time for purposes of preparing for the Closing, provided that:
(i)such access or assistance shall not interfere with the normal business and operations of the Acquired Companies and any such information being subject to the Confidentiality Agreement;

(ii)such access or assistance may be limited to the extent the Sellers' Agent reasonably demonstrates, in light of COVID-19 (taking into account any Pandemic Measure), that such access would jeopardize the health, safety and welfare of the directors, officers or employees of the Acquired Companies and other individuals having business dealing with the Acquired Companies;
(iii)notwithstanding the foregoing, the Sellers' Agent shall not be required to provide access to any information which it reasonably demonstrates that it may not provide to the Purchaser by reason of confidentiality undertakings with a third party or by reason of antitrust or cartel Laws; and
(iv)the Purchaser shall, and shall cause its Affiliates to, refrain from, directly or indirectly, contacting any customer, supplier, agent, representative, creditor, co-contracting party (including franchisee, licensee or sublicense) or advisor of the Acquired Companies or any other Person which is in commercial relationship with the Acquired Companies, except for Persons with whom the Purchaser or its relevant Affiliate (i) sustain usual commercial and professional relationships in the ordinary course of business, or (ii) seek to develop in the future, and in each case, without reference to the Transaction or the Acquired Companies and for the sole purpose of such professional and commercial relationships.
8.3Contribution of Securities.
(a)Each of (i) the FM1 Sellers (other than the IK Investor and FM1 Sellers who are Permitted Beneficiaries who are not already FM1 Shareholders on the date hereof) (provided that the FM1 Upper Exit Conditions are met) and (ii) the FM2 Sellers (other than the IK Investor and FM2 Sellers who are Permitted Beneficiaries who are not already FM2 Shareholders on the date hereof) (provided that the FM2 Upper Exit Conditions are met), (collectively, the "Contributing Sellers" and, individually, a "Contributing Seller"), may elect, with the Purchaser’s consent, for the contribution to the Purchaser (or to one or more special purpose vehicles established to hold, directly or indirectly, securities of the Purchaser), in each case in amounts to be agreed with the Purchaser, of all or part of his FM1 Securities or FM2 Securities (the "Contributed Securities") in exchange for securities issued by the Purchaser (or such special purpose vehicle), at a contribution value equal to the Purchase Price applicable pursuant to this Agreement to such Contributed Securities.
(b)The right to elect for the contribution of the Contributed Securities in accordance with this Article 8.3 shall be exercised by the relevant Sellers and the Purchaser serving a notice to the Sellers’ Agent, such notice to be sent by the relevant Sellers and the Purchaser no later than twenty (20) Business Days after the date hereof but no later than ten (10) Business Days prior to the Closing Date, indicating the quantity and the contribution value. Absent a Seller serving such notice with the Purchaser to the Sellers’ Agent prior to the date referred to in the preceding sentence, such Seller shall be deemed to have irrevocably waived its right to elect for contribution and shall be bound to sell all of the Transferred Securities it owns to the Purchaser on the Closing Date.
(c)In the event that such notice is served in accordance with and prior to the date referred to in the preceding Paragraph and subject to Article 8.3(e), the Contributed Securities shall not be sold to the Purchaser and the Closing Cash Amount shall be reduced accordingly.
(d)The Purchaser and each Contributing Seller undertake to enter into any Contract and execute any document to give effect to the above provisions and to take all necessary actions to complete the contribution on the Closing Date concurrently with (and subject to) the acquisition of the other Transferred Securities by the Purchaser.
(e)On the Closing Date, the Purchaser and the Contributing Sellers shall take all actions necessary to consummate the contribution of the Contributed Securities concurrently with the acquisition of the remaining Transferred Securities. If for any reason any Contributed Securities cannot be so contributed on the Closing Date, this Article 8.3 shall not apply to such Contributed

Securities and those Contributed Securities shall be acquired by the Purchaser in accordance with Article 2.1.
(f)If the FM1 Upper Exit Conditions are not met, any election of the Additional Sellers to contribute all or part of their FM1 Ordinary Shares shall be null and void. If the FM2 Upper Exit Conditions are not met, any election of the Additional Sellers to contribute all or part of their FM2 Ordinary Shares shall be null and void.
(g)The provisions of this Article 8.3 are separate from the other provisions of this Agreement and, accordingly, the failure to execute and/or perform the contribution of the Contributed Securities to the Purchaser (or to one or more special purpose vehicles established to hold securities of the Purchaser), whether or not such a contribution was subject to an agreement between the Purchaser and all or part of the Contributing Sellers, shall not affect the validity and enforceability of the other provisions of this Agreement and, more specifically, the Purchaser’s obligation to purchase the Securities at Closing.
8.4Public Announcements and Confidentiality.
(a)Subject to Article 8.4(b), neither the Purchaser nor any of the Sellers shall, or shall permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or other public announcement or disclosure of any information with respect to this Agreement (including its existence and all or part of its terms), the transactions contemplated hereby or the other Parties to this Agreement ("Confidential Information") without the prior mutual written consent of the Purchaser and the Sellers’ Agent.
(b)Article 8.4(a) does not apply to a disclosure of Confidential Information:
(i)to the extent that it is generally known to the public not as a result of a breach of any duty of confidentiality;
(ii)to a director, officer or employee of a Seller, the Purchaser or an Acquired Company, in each case whose function requires him to have the Confidential Information;
(iii)by any Seller (x) in the course of fulfilling his duties and obligations to an Acquired Company as director, officer or employee of any Acquired Company following Closing or (y) to a notary for the purpose of a Permitted Transfer;
(iv)(x) to the extent that it is required to be disclosed by applicable Law, rule of a listing authority or a stock exchange or requested by a Governmental Authority with relevant powers to which a Seller or the Purchaser is subject or submits, or (y) as requested by a regulator with power to compel disclosure, or (z) as disclosed to a Governmental Authority in connection with any transaction contemplated by this Agreement (notably in connection with the Required Clearances), in each case whether or not the requirement, request or disclosure (as applicable) is legally required provided that the disclosure shall so far as is practicable and lawful be made after consultation with the Purchaser (in the case of disclosure by a Seller) or after consultation with the Sellers’ Agent (in the case of disclosure by the Purchaser);
(v)to an adviser, agent or auditor provided that such disclosure is reasonably necessary in connection with their engagement and is subject to customary confidentiality obligations;
(vi)by the Purchaser or the Guarantor to (x) any of its Affiliates, (y) its debt providers (subject to customary confidentiality obligations) and (z) any investors or potential investors in the Purchaser or any of its Affiliates (subject to customary confidentiality obligations), but, in case of (z) only to the extent that the disclosure is limited to an information relating to the direct and indirect shareholding held in the Group Companies and the financial terms relating to the equity investment in the Purchaser made in the context of the Transaction;
(vii)by the IK Investor to: (x) any of its Affiliates, (y) IK Investment Partners Ltd and its Affiliates and any participants or investors or potential investors in any fund advised or managed by IK Investment Partners Ltd or any of its Affiliates or (z) any investors in the IK Investor or any of their Affiliates; or
(viii)by any of the Parties to enforce its rights under this Agreement.
(c)In the event any such press release, public announcement or other disclosure is required under Article 8.4(b)(iv) to be made by the Party proposing to issue the same, such Party shall, to the extent permitted by Law, notify the other Parties prior to the issuance or making of any such press release, public announcement or other disclosure and shall use its reasonable endeavors to consult in good faith with the other Parties and to take into account the reasonable requirements of such Parties as to the timing, contents and manner of making any such press release, public announcement or other disclosure.
(d)The Parties expressly agree that (i) the exceptions set forth in Article 8.4(b) to disclosure and use of the Confidential Information shall be applicable in the same manner to the Confidentiality Agreement in respect of the confidentiality undertakings set forth therein and (ii) the Confidentiality Agreement shall continue to apply after the date hereof and shall automatically terminate upon Closing.
(e)The undertakings set forth in Article 8.4(a) shall survive for a period of two (2) years following (i) the Closing or (ii) in the event of termination of this Agreement, the date of such termination.
(f)For the purpose of this Article 7.4, as from the Closing Date, information relating to the Group Companies shall be treated as information relating to the Purchaser.
8.5Termination of the Company Shareholders’ Agreement
(a)During the period from and including the date hereof until and including the Closing Date, each of the Sellers which is a party to the Company Shareholders' Agreement undertakes not to exercise any of its rights under the Company Shareholders' Agreement or the Company’s Organizational Documents to the extent that they may prevent the completion of the transactions contemplated by this Agreement.
(b)Each of the Sellers which is a party to the Company Shareholders' Agreement acknowledges and accepts that the Company Shareholders' Agreement shall automatically terminate at Closing, provided that all the transactions contemplated herein have been completed, in which case each of the Sellers which is a party to the Company Shareholders' Agreement acknowledges that all of its rights under the Company Shareholders' Agreement have been fully satisfied and that it has no claim and waives its rights in this respect against the other parties to the Company Shareholders' Agreement.
(c)Should this Agreement terminate and/or the transactions contemplated herein fail to be completed for any reason whatsoever, then the Company Shareholders' Agreement shall remain in full force and effect and the Sellers which are parties to the Company Shareholders' Agreement shall be automatically released from the undertaking set forth in Article 8.5(a).

(d)Each Seller agrees and undertakes that, as from the Closing Date, there shall be no agreement, liability or undertaking between such Seller and the Group Companies (other than under employment agreements or director agreements, as Disclosed and the termination of which is not contemplated under this Agreement).
8.6Permitted Transfers
(a)The Purchaser and all other Parties agree that, notwithstanding anything to the contrary herein and/or in the Company Shareholders' Agreement, if the Upper Exit Conditions are met, each of the Additional Sellers (the "Donors") may donate, no later than ten (10) Business Days prior to the Closing Date, all or some of his/her Transferred Securities (the "Donations") to his/her spouse/partner or ascendant/descendent or sister/brother or nephew/niece (the "Donees"), provided that, at the latest on the date of completion of the relevant Donation:
(i)the relevant Donee grants irrevocable power of attorney to the concerned Donor and to the CEO, to represent the Donee and exercise any of its rights and obligations under the Agreement and, as the case may be, the Company Shareholders' Agreement to which the Donor is a party and/or any other agreements or arrangements in relation to the Transaction, in particular so that the Donor and the CEO may take any and all actions on behalf of the Donee as may be required and/or necessary in order to give full effect to the Transaction;
(ii)the concerned Donor and his/her spouse undertake with respect to the other Parties that, should such spouse be a Donee in accordance with this clause, in case of divorce Proceedings initiated before the Closing Date and save as otherwise agreed with the Sellers’ Agent and the Purchaser, the spouse re-transfers to the concerned Donor the Transferred Securities it holds before Closing Date; and
(iii)all other conditions provided for in Article 8.6(b) below are satisfied;
it being specified that, in case of Donations made to the benefit of Donees who are minors, Paragraphs (i) and (ii) above shall not apply and the third party intervening for the needs of such Donations in accordance with French law ("tiers-administrateur") shall, simultaneously to the completion of the concerned Donation, give irrevocable power of attorney to the CEO in order to initial, sign, certify any legal document or other document needed for the purpose of the transfer of the Transferred Securities to the Purchaser on the Closing Date in accordance with this Agreement and more generally exercise any of the concerned Donees’ rights or obligations under the Agreement and, as the case may be, the Company Shareholders’ Agreement.
(b)In addition to the above, it is expressly agreed by the Donors that, in any case, any Donations under Paragraph (a) above (each referred to as a "Permitted Transfer") to the benefit of Donees (each referred to as a "Permitted Beneficiary") shall be subject to the fulfilment of the following conditions (which shall be cumulatively met):
(i)the concerned Donor serves a written notice to the Sellers’ Agent and to the Purchaser confirming the completion of the Permitted Transfer procedure at least no later than ten (10) Business Days prior to the Closing Date;
(ii)the relevant Permitted Beneficiary expressly accepts in writing, before the Permitted Transfer is completed, to become subject and bound by accession to the provisions respectively (i) of this Agreement as a Seller (or an Additional Seller) by delivering in an Instrument of Adherence and, as the case may be, (ii) of the Company Shareholders’ Agreement to which the Donor is a party; and

(iii)the concerned Donor and the relevant Permitted Beneficiary will act jointly and will be jointly and severally liable (solidairement responsables) towards the other Parties for the purpose of the Agreement and the compliance of the undertakings and obligations hereunder, the relevant Donor remaining personally liable for the performance by the Permitted Beneficiary of the obligations set forth in this Agreement and, as the case may be, the Company Shareholders’ Agreement to which the Donor is a party.
(c)It is agreed between the Parties that the Permitted Transfer procedure(s) that would be implemented under this Article 8.6 shall not delay the Closing Date or in any way prevent the Closing from taking place on the Closing Date.
8.7“Know Your Client” (KYC) Requirements. During the period from the date of this Agreement to the Closing:
(a)the Purchaser shall promptly deliver any documents reasonably requested by the Sellers' Agent in order to allow any of the Sellers to fulfil its obligations in relation to applicable Laws in force with regards to anti-money laundering and terrorism financing; and
(b)each Seller shall promptly deliver any documents reasonably requested by the Purchaser in order to allow it to fulfil its obligations in relation to applicable Laws in force with regards to anti-money laundering and terrorism financing.
8.8Parent Guarantee.
(a)The Guarantor irrevocably and unconditionally guarantees to the Sellers the due and punctual performance by the Purchaser of all of its obligations under this Agreement, including without limitation the payment obligations of the Sellers set forth in Article II and its indemnification obligations set forth in Articles 7.2 and 9.3 (together the "Guaranteed Obligations", and such guarantee being referred to as the "Parent Guarantee").
(b)The Guarantor hereby undertakes to the Sellers that if and whenever the Purchaser does not pay any amount (including principal, interest, fees and any other accessory claim of any nature whatsoever) when due under this Agreement, the Guarantor shall pay such amount within a period of two (2) Business Days of receipt of a notice claiming payment of that amount duly signed by the Sellers’ Agent.
(c)The Parent Guarantee is a joint and several guarantee ("caution solidaire") and is governed by the applicable Laws.
(d)It is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied in accordance with this Agreement.
(e)The Guarantor hereby irrevocably and expressly undertakes not to exercise, and waives to the fullest extent lawful:
(i)any rights it may have under article 2297 (bénéfice de discussion et benefice de division) of the French Civil Code (Code civil);
(ii)any right that it may have to first require the Sellers to proceed or enforce any other rights or security (including by way of collateral security, guaranty or right of offset) that it may have against, or to claim payment from, any other Person before claiming from the Guarantor pursuant to the Parent Guarantee;

(iii)any rights that it may have to take any action against the Purchaser in the event of any extension of any date for payment or performance of any amount or obligation due, owing or payable under this Agreement or other time indulgence granted by the Sellers to the Purchaser, in each such case without the consent of the Guarantor; and
(iv)any rights that it may have at any time with respect to any indulgence, release of payment, whether in whole or in part, or any other measures imposed on any of the creditors generally of the Purchaser in Insolvency Proceedings.
(f)None of the Guarantor's obligations under the Parent Guarantee shall be released or discharged in the event of (x) a sale, change of control, merger, split-off, spin-off, contribution of assets or any similar or analogous transaction (any such transaction, a "Merger Event"), or (y) any dissolution, winding-up, liquidation, bankruptcy, insolvency or similar or analogous proceedings (whether judicial or amicable), in either case, involving the Purchaser (including in respect of any liabilities incurred after such event), and the obligations of the Guarantor under the Parent Guarantee shall be binding on the Guarantor's successors and assigns, including as a consequence of any Merger Event involving the Guarantor and shall be for the benefit of the Sellers’ successors and assigns, including as a consequence of a Merger Event involving any of the Sellers.
(g)The Parent Guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers may have or hold for the performance and observance of the Guaranteed Obligations. The Parent Guarantee does not exclude or limit in any way any other rights of the Sellers and does not affect the nature or the extent of the liabilities which have been or which may exist at any time between the Guarantor or the Purchaser and the Sellers.
8.9401(k) Plans. Prior to the Closing, the board of directors (or similar governing body) of each applicable Group Company will adopt resolutions terminating, effective as of a date prior to the Closing Date and contingent upon the Closing, the Group Companies’ existing 401(k) Plans.
ARTICLE IX
REPAYMENT AND INDEMNIFICATION OBLIGATIONS
9.1Repayment Obligations of the Sellers.
(a)Subject to the provisions of Article 9.4, each of the Sellers shall pay to the Purchaser, as a partial or full repayment of the Purchase Price, the amount of any and all Losses which (i) has its origin or cause prior to Closing and (ii) is actually and directly suffered by the Purchaser, the Company and/or, if the Upper Exit Conditions are met, FM1 and FM2, as a direct result of any breach of any representation or warranty made by such Seller, individually or severally, as set forth in Article IV of this Agreement or (y) any breach of is covenants, undertakings and other obligations set forth in Article IV of this Agreement. From and after the Closing, the right to a partial or full repayment of the Purchase Price provided for in this Article 9.1 shall be the exclusive remedy of the Purchaser for any breach of the covenants, undertakings, representations and warranties of the Sellers set forth in Article IV of this Agreement, save in case of fraud or willful misconduct (dol). With respect to the portion of the Purchase Price attributable to the Contributed Securities pursuant to Article 8.3, the Parties hereby agree that the relevant Contributing Seller shall indemnify and hold harmless the Purchaser or the Acquired Companies to the extent of any repayment obligation under this Article 9.1 corresponding to the Contributed Securities held by such Contributing Seller.
(b)It is specified that any reference to fraud or willful misconduct (dol) in this Article VIII shall be appreciated individually for each Party and that in no event can a Party be held liable for fraud or willful misconduct (dol) committed by another Party.

(c)The Parties hereby agree that any payment made by any Seller under this Article 9.1 shall be deemed to constitute a reduction of the Purchase Price with respect to the portion of the Purchase Price attributable to the Transferred Securities sold and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.
9.2Indemnification Obligations of the Purchaser. The Purchaser shall indemnify each of the Sellers from and against any and all Losses actually and directly suffered by such Seller as a result of any breach of any covenants, undertakings, representation or warranty of the Purchaser set forth in Article V of this Agreement. From and after the Closing, the right to indemnification provided for in this Article 9.2 shall be the exclusive remedy of each of the Sellers for any breach of the covenants, undertakings, representations and warranties set forth in Article V of this Agreement, save in case of fraud or willful misconduct (dol).
9.3Indemnification Obligations of the Guarantor. The Guarantor shall indemnify each of the Sellers from and against any and all Losses actually suffered by such Seller as a result of any breach of any covenants, undertakings, representation or warranty of the Guarantor set forth in Article VI of this Agreement. From and after the Closing, the right to indemnification provided for in this Article shall be the exclusive remedy of each of the Sellers for any breach of the covenants, undertakings, representations and warranties set forth in Article VI of this Agreement, save in case of fraud or willful misconduct (dol).
9.4Limitations on Liability.
(a)The liability of each of the Sellers under Article 9.1, and the liability of the Purchaser under Article 9.2, shall terminate on the date which is twelve (12) months after the Closing Date, in each case, unless prior to such date the Purchaser (or, as the case may be, the Sellers’ Agent) has notified such Seller (or, as the case may be, the Purchaser) of a claim thereunder and legal Proceedings in respect of such claim are commenced within six (6) months after the date on which such notice is served.
(b)In the event of a breach or alleged breach of this Agreement by any of the Sellers or the Purchaser, the Purchaser or the Sellers shall not be entitled to rescind this Agreement or to treat this Agreement as terminated but shall only be entitled to claim for a partial or full repayment of the Purchase Price in accordance with this Agreement in respect of such matter. Accordingly, the Purchaser and the Sellers hereby expressly and irrevocably waive any and all rights of rescission they may have in respect of any such matter (howsoever arising or deemed to arise), including under the provisions of articles 1217 and 1221 to 1230 of the French Civil Code (Code Civil).
(c)In calculating the amount which may be due and payable by the Sellers as a result of any claim brought by the Purchaser pursuant to this Agreement:
(i)there shall be deducted the amount of any corresponding Tax savings or benefit (including any tax reduction or credit, but excluding any loss carry-back or carry-forward) actually received by Purchaser or any of its Affiliates (including any of the Acquired Companies) or the amount of any VAT which may be recovered by the Purchaser or any Acquired Company in connection with the relevant Loss; and
(d)Without prejudice to the provisions of Paragraph (e) below, the amount claimed by the Purchaser against any Seller at any time under this Agreement shall not exceed such Seller’s Allocable Fraction of the total amount which could be claimed at such time by the Purchaser against all the FM1 Sellers (collectively), FM2 Sellers (collectively) or all the Sellers (collectively), as the case may be.
(e)The aggregate liability of the Sellers (collectively) under this Agreement shall not exceed an amount equal to the Purchase Price which shall be deemed to include the portion of the Purchase Price that would have been paid to the Contributing Sellers if they had sold their Contributed Securities to the Purchaser instead of contributing them in accordance with Article 8.3, and the aggregate liability of each Seller under this Agreement shall not exceed an amount equal to the portion of the Purchase Price payable to such Seller, which shall be deemed, in the event such Seller is a Contributing Seller, to include the portion of the Purchase Price that would have been paid to such

Contributing Seller if it had sold its Contributed Securities to the Purchaser instead of contributing them in accordance with Article 8.3.
(f)The Sellers shall not be liable to the Purchaser hereunder or otherwise by reason of any facts or matters Disclosed to the Purchaser in this Agreement or the Disclosed Information.
ARTICLE X
TERMINATION
10.1Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time on or prior to the Closing:
(a)by the written agreement of the Purchaser and the Sellers’ Agent;
(b)by either the Purchaser or the Sellers’ Agent if a Required Clearance is denied by a competent Governmental Authority, unless such eventuality shall be due to the breach by the Party seeking to terminate this Agreement of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party prior thereto;
(c)by either the Sellers’ Agent if an in-depth investigation (such as a phase II decision or a similar in-depth review) is opened in connection with a Required Clearance prior to the Long-Stop Date (or the Extended Long-Stop Date, as the case may be), unless such eventuality shall be due to the breach by the Sellers of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by them prior thereto;
(d)by either the Purchaser or the Sellers’ Agent, on or after the Business Day following the Long-Stop Date (or the Extended Long-Stop Date, as the case may be), if any of the conditions precedent to the Closing set forth in Article 3.1(a) has not been satisfied on or prior to the Long-Stop Date (or the Extended Long-Stop Date, as the case may be), unless such eventuality shall be due to the breach by the Party seeking to terminate this Agreement of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party prior thereto;
(e)by the Sellers’ Agent pursuant to Article 2.8(a)(i); or
(f)by the Purchaser pursuant to Article 2.8(b)(i).
10.2Effect of Termination. Upon any termination of this Agreement pursuant to Article 10.1 (Termination), all further obligations of the Parties hereunder, other than pursuant to Article 8.4 (Public Announcements), Article 11.1 (Sellers’ Agent), Article 11.5 (Costs and Expenses), Article 11.7 (Unforeseeability), Article 11.8 (Specific Performance), Article 11.9 (Express Waivers), Article 11.10 (Notices), Article 11.12 (Entire Agreement), Article 11.13 (No Third Party Rights; Assignment), Article 11.14 (Severability), Article 11.15 (Waivers and Amendments) and Article 11.17 (Governing Law and Submission to Jurisdiction), and as provided in the Confidentiality Agreement, shall terminate, except that nothing herein shall relieve any Party from liability for any antecedent breach of this Agreement.

ARTICLE XI
MISCELLANEOUS
11.1Sellers’ Agent.
(a)Each of the Sellers hereby appoints irrevocably and exclusively the IK Investor, and expressly authorizes it, in accordance with the provisions of article 1161 of the French Civil Code (Code Civil), to act on behalf and in the name of all or part of the Sellers, as its agent (mandataire) (the "Sellers’ Agent") to, in its name and on its behalf:
(i)amend the terms of this Agreement, except if the contemplated amendment materially affects negatively the rights of a given Seller more than the others (in which case such amendment shall be approved but such affected Seller (but not the others)); it being specified that the Sellers’ Agent shall not be entitled to modify or amend the Purchase Price without the prior written consent of the CEO;
(ii)receive notices under this Agreement (other than any notice given by the Purchaser of any breach or violation, or alleged breach or violation, by a Seller or Sellers of any term of this Agreement); and
(iii)at Closing, sign and deliver transfer forms (ordres de mouvement) and reiterative deeds (actes réitératifs) (if any) in favor of the Purchaser in respect of its Transferred Securities;
(iv)deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers’ Agent);
(v)make any filing required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers’ Agent);
(vi)handle, dispute, compromise, settle or otherwise deal with any and all claims against by or against or disputes with the Purchaser under this Agreement; and
(vii)more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Article 10.1).
(b)Each of the Sellers expressly acknowledges and accepts that the Sellers' Agent may, on the basis of its appointment as agent, enter into agreements to which the Sellers' Agent or other Sellers represented by the Sellers' Agent will also be a party. This mandate shall be in the common interest of the Sellers and as a consequence, shall not be revoked by any of them.
(c)Any act or decision taken by the Sellers’ Agent in accordance with this Agreement shall bind each of the Sellers, provided that such decision applies to each similarly situated Seller on the same basis.
(d)References to the "Sellers’ Agent" appearing herein shall be deemed to be qualified by the phrase "(on behalf of each of the Sellers)", provided that the Sellers’ Agent’s so acting as the agent for each of the Sellers shall in no case cause the Sellers’ Agent to be deemed to be liable for any obligations of a Seller hereunder or to establish any joint and several liability among the Sellers.
(e)The Sellers’ Agent shall not bear any liability whatsoever, to either any of the Sellers or to the Purchaser, in its capacity as agent of the Sellers under this Agreement, except in case of wilful misconduct (faute intentionnelle).

11.2Non-Solicitation.
(a)The IK Investor undertakes that it shall not, and shall procure that none of its Affiliates shall, for a period ending on the second (2nd) anniversary of the Closing Date, offer to employ or contract as an employee or corporate officer any of the Key Senior Employees, or incite any such Key Senior Employee to seek a position as an employee or corporate officer with any Exempt Portfolio Company.
(b)Article 11.2(a) shall not be construed to prohibit the IK Investor or its Affiliates from employing or contracting the services of, any of the Key Senior Employees who had ceased to be a Key Senior Employee for a period of at least six (6) months at the time of commencement of his employment discussions with the IK Investor or its Affiliates.
11.3Further Actions. Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement.
11.4Records. During the period from the Closing Date through the sixth (6th) anniversary of the Closing Date, the Purchaser shall not, and shall not permit any Acquired Company (or FM1 or FM2, as applicable) to, destroy or otherwise dispose of any books and records existing as of the Closing Date except with the prior written consent of the Sellers’ Agent, which consent shall not be unreasonably withheld. The Purchaser shall, and shall cause each of the Acquired Companies (and FM1 and FM2, as applicable) to, make available to such Seller and its representatives and agents all such books and records relevant in connection with any Tax audit or other investigation, and permit such Seller and its representatives and agents to examine, in connection with any Tax audit or other investigations concerning such Seller and at such Seller’s expense, make extracts from and, at their expense, copy such books and records at any time during normal business hours for any proper purpose relevant to such Tax audit and other investigation.
11.5Brokers and Finders.
(a)The Sellers shall indemnify and shall defend and hold the Purchaser and the Group Companies harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against the Purchaser (or any Affiliate of the Purchaser) by any broker or other Person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the entering into of this Agreement, or the consummation of the transactions contemplated hereby, by reason of its acting at the request of the Seller or any of its Affiliates (including the Group Companies).
(b)The Purchaser shall indemnify and shall defend and hold the Sellers harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against the Sellers by any broker or other Person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the entering into of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Purchaser or any of its Affiliates (excluding the Group Companies).

11.6Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as may otherwise be expressly provided herein, and/or as otherwise agreed with the Purchaser, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall each bear its own costs and expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated herein, as well as any Taxes required by Law to be paid by such Party, provided that the Purchaser shall bear all stamp, transfer or registration Taxes as provided by Article 11.16.
11.7Unforeseeability.
(a)Each Party hereby acknowledges and agrees that the provisions of article 1195 of the French Civil Code (Code Civil) shall not apply to it with respect to its obligations under this Agreement, and hereby expressly and irrevocably waives any rights that it may have under article 1195 of the French Civil Code (Code Civil) and agrees not to make any claim under article 1195 of the French Civil Code (Code Civil) (including in the event of and/or as a result of COVID-19, any Pandemic Measure, the Ukraine Situation and any fluctuation or change of interest rates or market conditions).
(b)Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto.
11.8Specific Performance. Notwithstanding anything to the contrary in this Agreement, the Purchaser expressly acknowledges and agrees that the Sellers may seek specific performance in the event of a breach by the Purchaser of its obligation to purchase the Transferred Securities and pay the Closing Cash Amount under this Agreement in accordance with the provisions of article 1221 of the French Civil Code (Code Civil). The Purchaser further acknowledges and agrees that such specific performance would not result in or constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code (Code Civil).
11.9Express Waivers. The Purchaser expressly and irrevocably waives (i) any right it may have under article 1226 of the French Civil Code (Code Civil) to terminate this Agreement, (ii) any right it may have under articles 1186 and 1187 of the French Civil Code (Code Civil) to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever, (iii) to the fullest extent permitted by applicable Law, the benefits of article 1602 of the French Civil Code (Code Civil), and (iv) its right to benefit from the provisions of article 1223 of the French Civil Code and to accept a partial performance of the Agreement in exchange for a proportional discount of the price (unless otherwise provided) and, more generally, the Purchaser waives any right to terminate or rescind this Agreement or any of the transactions contemplated hereby.
11.10Notices.
(a)All notices, demands or other communications given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing in English to the addresses set forth in Annex 11.10 and:
(i)sent by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception;
(ii)sent by email (which shall contain a scanned copy of the signed notice, demand or other communication) (with a confirmation including a copy of such email to be sent by no later than the next Business Day by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception); or
(iii)delivered by hand delivery against an acknowledgement of receipt dated and signed by the recipient,
(b)Any notice, demand or other communication made in accordance with Paragraph (a) above shall be deemed to have been duly given or made as follows:
(i)if sent by an overnight courier service of recognized international standing or lettre recommandée avec accusé de réception, on the date of the first presentation of the courier;
(ii)if sent by email, on the date and time indicated on such email; and
(iii)if delivered by hand, on the date indicated on the corresponding acknowledgement of receipt signed by the recipient;
provided that if, in accordance with the above provisions, any such notice, demand or other communication is given or made outside of Working Hours, such notice, demand or other communication shall be deemed to be given or made at the start of the next Business Day, except of the context implies otherwise.
(c)A Party may notify the other Parties of a change to its name, relevant addressee, address, or electronic address for the purposes of this Article 11.10 in accordance with provisions of this Article 11.10, provided that such notification shall only be effective:
(i)on the date specified in the notification as the date on which the change is to take place; or
(ii)if no date is specified or the date specified is less than one (1) Business Day after the date on which notice is given, the date which is one (1) Business Day after notice of any such change has been given.
11.11Professional Advice. Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d’adhésion) within the meaning of article 1110 of the French Civil Code (Code Civil).
11.12Entire Agreement. This Agreement (together with the Confidentiality Agreement) represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement. No prior drafts of this Agreement may be used to show the intent of the Parties in connection with this Agreement or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement. The Purchaser acknowledges that certain items to which the Annexes refer have been included to provide additional information to the Purchaser, and that such inclusion shall not be deemed to be an acknowledgment by the Sellers that such items are material.
11.13No Third Party Rights; Assignment.
(a)This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties.
(b)Notwithstanding Article 11.13(a), the Purchaser may, upon notice in writing to the Sellers' Agent at the latest ten (10) Business Days prior to the Closing Date, (i) assign the benefit of all or part of this Agreement to (and it may be enforced by) any of its wholly owned direct or indirect Affiliates incorporated in the European Union, to the extent that the Purchaser remains jointly and severally liable for the performance by such Affiliate of its obligations hereunder and such Affiliate is made a direct beneficiary of the financing commitments obtained by the Purchaser in order to have sufficient funds necessary and immediately available to pay in full, on the Closing Date, the Closing Payments and to make such other payments required to be made by the Purchaser pursuant to this Agreement and (ii) assign the benefit of the payment (délégation de paiement) of the payment obligations of the Sellers to the Purchaser under this Agreement to finance providers providing debt financing in relation to the Transaction.
(c)Except as expressly provided herein, nothing set forth in this Agreement shall be construed to give any Person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
11.14Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
11.15Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.
11.16Transfer Taxes. Any transfer or stamp Taxes (including any droits d’enregistrement) or similar levies that may become payable as a result of the signing of this Agreement or the transfer of the Transferred Securities pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Sellers’ Agent with evidence of the payment of any such Taxes or levies promptly upon the written request of the Sellers’ Agent.
11.17Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof), and the Parties irrevocably submit to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) for the purposes of hearing and determining any disputes, controversies or claims arising out of or in connection with the existence, formation, validity, interpretation, performance or termination of this Agreement or any non-contractual rights or obligations arising out of or in connection with this Agreement.
11.18Electronic Signature. The Parties to this Agreement:
(a)acknowledge that this Agreement has been signed (i) as an electronic written document (écrit électronique) within the meaning of article 1366 of the French Civil Code (Code Civil) and (ii) electronically using a reliable identification process that guarantees the link between each signature and this Agreement in accordance with the provisions of article 1367 of the French Civil Code (Code Civil) (i.e., DocuSign®);
(b)expressly acknowledge that this Agreement has the same probative force as a paper written document in accordance with article 1366 of the French Civil Code (Code Civil) and that it may be validly opposed to such Parties;
(c)agree to designate Paris (France) as the place of signature of this Agreement; and
(d)acknowledge and accept that this Agreement shall be effective as from the date first written above.

[SIGNATURES ON THE NEXT PAGE]

_________________________________ HEICO ELECTRONIC TECHNOLOGIES CORPORATION By: Mr. Victor Mendelson Title: President & Chief Executive Officer	________________________________ HEICO CORPORATION By: Mr. Victor Mendelson Title: Co-President
_________________________________ EGEE INTERNATIONAL 2 SA By: Ms. Sandrine Anton Title: Manager	________________________________ EGEE INTERNATIONAL 2 SA By: Mr. Andrew Townend Title: Manager
_________________________________ REYNALD SEZNEC
_________________________________ FARADAY MANAGEMENT 1 By: Mr. Paul Maisonnier, Title: acting as President	________________________________ FARADAY MANAGEMENT 2 By: Mr. Paul Maisonnier, Title: acting as President

Annex (F)
Group Chart

EXXELIA GROUP as of June 20, 2022
EGEE INTERNATIONAL 1
EGEE INTERNATIONAL 2
FARADAY MANAGEMENT 1
FARADAY MANAGEMENT 2
Others
92,20%
6,80%
0,80%
0,20%
EXXELIA GROUP SHAREHOLDERS
EXXELIA GROUP
France
100%
EXXELIA INTERNATIONAL
France
100%
EXXELIA EXPANSION
France
100%
EXXELIA (SAS)
USA
100%
Exxelia USA
USA
100%
Micropen Technologies Corporation
USA
100%
Papermill Place Inc.
Morocco
100%
Exxelia Maroc
Vietnam
100%
Exxelia Vietnam
India
90%
Alcon Electronics Pvt Ltd
India
100%
Alcap Electronics Pvt Ltd
100%
Exxelia Singapore PTE Ltd
(Singapore)
Strike off on-going
End Jan 06 2025
100%
N'ERGY China
(China)
Dormant
100%
Exxelia Northern Europe
(Sweden)

Annex 1.1
Required Antitrust Clearances
The Required Antitrust Clearances are in the following jurisdictions:
•France; and
•Morocco.

Annex 1.2
Required FDI Clearances
The Required FDI Clearances are in the following jurisdictions:
•France (FME Clearance); and
•The United-Kingdom.

2